Exhibit 10.21

***CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

INDUSTRIAL LEASE (MULTl-TENANT)

BETWEEN:

1057041 ONTARIO INC.

-AND-

Wood & Water Foods Inc

Address:	228 Canarctic Drive Toronto, Ontario
Rentable Area:	1,970 Square Feet

TABLE OF CONTENTS

Page

Article I	DEFINITIONS	1

Article II	INTENT AND INTERPRETATION	7

2.1	Net Lease	7
2.2	Extended Meanings	8
2.3	Entire Agreement	8
2.4	Governing Law	8
2.5	Time of the Essence	8

Article III	GRANT AND TERM	8

3.1	Leased Premises	8
3.2	Commencement and Ending Date of Term	8
3.3	The Landlord’s Work	9
3.4	Tenant’s Work	9

Article IV	RENT	9

4.1	Covenant to Pay	9
4.2	Minimum Rent	9

Article V	TAXES	11

5.1	Taxes Payable by the Tenant	11
5.2	Other Taxes of Tenant	11
5.3	Tenant’s Responsibility	12
5.4	Per Diem Adjustment	13

5.5	Allocation of Taxes	13

Article VI	CONTROL OF THE PROJECT	13

6.1	Control of the Project by the Landlord	13
6.2	Tenant to Bear Proportionate Share of Expense	15
6.3	Estimated Expenses	17

Article VII	UTILITIES	18

7.1	Charges for Utilities	18

Article VIII	HVAC	19

8.1	Heating, Ventilating and Air-Conditioning	19

Article IX	USE OF THE LEASED PREMISES	20

9.1	Use of the Leased Premises	20
9.2	Conduct of Business	20

i

9.3	Prohibited Uses	20
9.4	Nuisance and Waste	21
9.5	Observance of Law	21
9.6	Energy Conservation	21
9.7	Use of Common Areas and Facilities	22
9.8	Tenant’s Environmental Covenants and Indemnity	22
9.9	Survival of Obligations	24
9.10	Tenant Not to Interfere	25

Article X	INSURANCE AND INDEMNITY	25

10.1	Tenant’s Insurance	25
10.2	Acts of Tenant	28
10.3	Increase in Insurance Premiums	28
10.4	Cancellation of Insurance	28
10.5	Loss or Damage	29
10.6	Indemnification of the Landlord	29
10.7	Employees	30
10.8	Landlord’s Insurance	30

Article XI	MAINTENANCE, REPAIRS AND ALTERATIONS	31

11.1	Maintenance and Repairs by the Tenant	31
11.2	Surrender of the Leased Premises	33
11.3	Tenant not to overload floors or other facilities	34
11.4	Removal and Restoration by the Tenant	34
11.5	Liens	35
11.6	Signs	35
11.7	Maintenance and Repairs by the Landlord	35
11.8	Repair where Tenant at Fault	35
11.9	Excess Waste or Garbage	36

Article XII	DAMAGE AND DESTRUCTION AND EXPROPRIATION	36

12.1	Destruction of the Leased Premises	36
12.2	Termination	36
12.3	Expropriation	37
12.4	Architect’s Certificate	37

Article XIII	ASSIGNMENT, SUBLETTING, PARTING WITH POSSESSION AND CORPORATE CONTROL	37

13.1	Consent Required	37
13.2	Landlord’s Option	41
13.3	No Advertising of the Leased Premises	41

13.4	Corporate Ownership	41
13.5	Assignment or Transfer by the Landlord	42

Article XIV	ACCESS AND ALTERATIONS	42

14.1	Right of Entry	42

Article XV	STATUS STATEMENT, ATTORNMENT AND SUBORDINATION	42

15.1	Status Statement	42
15.2	Subordination and Attornment	43
15.3	Attorney	43
15.4	Financial Information	44

Article XVI	DEFAULT	44

16.1	Rights o(c)f the Landlord	44
16.2	Expenses	45
16.3	Removal of Chattels	45
16.4	Waiver of Exemption from Distress	45
16.5	Landlord’s Right to Cure the Tenant’s Default or Perform the Tenant’s Covenants	46
16.6	Remedies Generally	46
16.7	Bankruptcy and Insolvency	46

Article XVII	MISCELLANEOUS	46

17.1	Overholding	46
17.2	Successors	47
17.3	Tenant Partnership	48
17.4	Waiver	48
17.5	Accord and Satisfaction	48
17.6	Notices	48
17.7	Registration	49
17.8	Quiet Enjoyment	49
17.9	Landlord’s Consent	49
17.10	Monetary Amounts	49
17.11	Priority	49
17.12	Planning Act	50
17.13	Force Majeure	50
17.14	Partial Invalidity	50
17.15	Rules and Regulations	50
17.16	Limited Recourse	51
17.17	No Contra Proferentum	51

Article XVIII	SPECIAL PROVISIONS	51

18.1	The provisions herein are subject to those Special Provisions provided in Schedule “F”.	51

SCHEDULES AND APPENDICES

Schedule “A” Legal Description of the Project

Schedule “B” Leased Premises

Schedule “C” Rules and Regulations

Schedule “D” Landlord’s Work

Schedule “E” Renewal Option

Schedule “F” Special Provisions

THIS LEASE is dated the 15th day of October 2019.

BETWEEN:

1057041 ONTARIO INC.

(the “Landlord”)

OF THE FIRST PART

-and-

Wood & Water Foods Inc

(the “Tenant”)

OF THE SECOND PART

Article I      DEFINITIONS

1.1	In this Lease and the schedules forming part of it, the following definitions apply:

(a)	“Additional Rent” means the money or charges which the Tenant is required to pay under this Lease (except Minimum Rent and goods and services tax) whether or not they are designated “Additional Rent” and whether they are payable to the Landlord or to third parties.

(b)	“Architect” means the expert which the Landlord names from time to time, including without limitation, an architect, engineer, land surveyor, chartered accountant or other professional consultant qualified to perform the specific function for which such person is named.

(c)	“Authorities” means all federal, provincial, municipal and other governmental authorities (including, without limitation, suppliers of public utilities), departments, boards and agencies having or claiming jurisdiction, and “Authority” shall have a corresponding meaning.

(d)	“Building” means the building constructed on the Lands, together with all fixtures (excluding Tenant’s Trade Fixtures), and Leasehold Improvements located in, on or serving such building, and all alterations, additions and replacements thereto.

(e)	“Business Day” means any day which is not a Saturday, Sunday or a statutory holiday observed in Ontario, and “Business Days” shall have a corresponding meaning.

(f)	“Business Taxes” means all taxes, rates, duties, fees and assessments and other charges of every nature and kind that may be levied, rated, charged or assessed by any Authority against or in respect of:

(i)	all improvements, equipment and facilities of the Tenant on or in the Leased Premises or any part or parts thereof or the Landlord on account of its ownership of the Leasehold Improvements or its interest in the Tenant’s property;

(ii)	any and every business carried on or in the Leased Premises or in respect of the use of occupancy thereof by the Tenant, any Transferee, or any other occupant; and

(iii)	any and all taxes which may in future be levied in lieu of any of the foregoing, whether foreseen or unforeseen.

(g)	“Capital Tax” means an amount imputed by the Landlord to the Project in respect of taxes, rates, duties and assessments presently or hereafter levied, rated, charged or assessed from time to time upon the Landlord and payable by the Landlord (or by any corporation on behalf of the Landlord) on account of its or their capital. Capital Tax shall be imputed: (1) at the prescribed rate pursuant to the relevant acts but without deduction on account of any base amount as contemplated by the relevant legislation; and (2) on the basis of the Landlord’s determination of the amount of capital attributable to the Project; provided that nothing herein contained shall be construed so as to entitle the Tenant to inquire into the Landlord’s financial affairs or tax situation and the Landlord’s determination shall be final. Capital Tax also means the amount of any capital or place of business tax levied by any Authority against the Landlord with respect to the Project whether known as Capital Tax or by any other name.

(h)	“Claims” means claims, losses, damages (direct, indirect, consequential or otherwise), suits, judgements, causes of action, legal proceedings, arbitrations, mediations, executions, demands, penalties or other sanctions of every nature and kind whatsoever, whether accrued, actual, contingent or otherwise and any and all costs arising in connection therewith, including without limitation, legal fees and disbursements on a substantial indemnity basis (including, without limitation, all such legal fees and disbursements in connection with any and all appeals).

(i)	“Common Areas and Facilities” means those areas, facilities, utilities, improvements, equipment and installations which: (i) are in the Project and from time to time, are not designated or intended by the Landlord to be leased to tenants of the Project; (ii) although they are not in the Project, they serve or are for the benefit of the Project and are designated from time to time by the Landlord as part of the Common Areas and Facilities; or (iii) are provided or designated from time to time by the Landlord for the use or benefit of the tenants in common with others entitled to their use or benefit, in the manner and for the purposes permitted by this Lease

Common Areas and Facilities includes but is not limited to the roof, exterior wall assemblies including weather walls, exterior and interior Structural elements and bearing walls in the Building or buildings and improvements comprising the Project, parking areas, the entrances and exits, employee parking areas, access roads, truck courts, driveways, truckways, loading docks and related areas, sidewalks, landscaped and planted areas, municipal boulevards, sidewalks and other public facilities required to be maintained (whether or not located in the Project), equipment, furniture, furnishings and fixtures, stairways, interior areas (which interior areas are referred to as the “Interior Common Areas” and include but are not limited to, corridors, tenant common washrooms, electrical, telephone, meter, mechanical, mail, storage and janitor rooms), fire prevention, security and communication systems, general signs, pylon signs, columns, pipes, electrical, plumbing, drainage, mechanical, and the other installations, equipment or services located in the Project or related to it as well as the structures housing them.

(j)	“Environmental Laws” shall include any domestic and foreign Laws relating in any way to the natural or human environment (including land, surface water, groundwater, and real, personal, moveable and immovable property), public or occupational health and safety, or the manufacture, importation, handling, use, re-use, recycling, transportation, storage, disposal, elimination and treatment of a substance, hazardous or otherwise.

(k)	“Event of Default” means any one or more of the following events:

(i)	the Tenant fails, for any reason, to pay any Rent when it is due to be paid and the failure continues for ten (10) days after written notice of such default is provided by the Landlord;

(ii)	notwithstanding subsection (i) hereof, if the Tenant has been given notice of default under subsection (i) on three (3) occasions in any twelve (12) month period, then thereafter if the Tenant fails, for any reason to pay any Rent when due and the failure continues for five (5) days after such payment was due, no notice shall thereafter need to be given and an Event of Default shall have then occurred;

(iii)	the Tenant fails to observe or perform any other of the terms, covenants, conditions or agreements contained in this Lease (other than the non-payment of Rent and the defaults referred to in subsections (iv) through (xv) hereof, in respect of which notice shall be required only as specifically provided in those subsections) and the failure continues for ten (10) days, or such shorter period as expressly provided in this Lease after notice from the Landlord to the Tenant specifying the failure;

(iv)	the Tenant fails to deliver any statement, certificate or report required by the terms of this Lease within the time periods prescribed by this Lease;

(v)	the Term or any of the goods, chattels, or Trade Fixtures of the Tenant on the Leased Premises are seized or taken in execution or attached by any creditor which is not set aside within ten (10) days;

(vi)	a writ of execution, sequestration or extent issues against the goods, chattels or Trade Fixtures of the Tenant which is not set aside within ten (10) days;

(vii)	the Tenant makes a bulk sale other than in conjunction with a Transfer approved by the Landlord;

(viii)	the Tenant sells or disposes of the goods, chattels or Trade Fixtures or removes them or any of them from the Leased Premises without complying with Section 11.5;

(ix)	the Leased Premises remain vacant for fifteen (15) consecutive days while they are suitable for use by the Tenant;

(x)	the Tenant shall purport to make a Transfer affecting the Leased Premises, or the Leased Premises are used by any Person other than those Persons entitled to use them under this Lease or for any purpose not in compliance with this Lease;

(xi)	the Tenant makes an assignment for the benefit of creditors or commits any act of bankruptcy as defined in the Bankruptcy and Insolvency Act (Canada) or any successor of it, or becomes bankrupt or insolvent or takes the benefit of any Act now or hereafter in force for bankrupt or insolvent debtors or makes any proposal or arrangement with creditors, or steps are taken for the winding-up or other termination of the Tenant’s existence or liquidation of its assets;

(xii)	an order is made for the winding up or liquidation of the Tenant, or the Tenant voluntarily commences winding-up, dissolution or liquidation procedures;

(xiii)	an order or appointment is made for a trustee, receiver, receiver and manager or similar person of the Tenant’s business or assets or any part of them;

(xiv)	termination or re-entry by the Landlord is permitted under any provision of this Lease or at Law; and

(xv)	the Tenant attempts to or does abandon the Leased Premises.

(l)	“HST” means harmonised sale tax, goods and services taxes, value-added taxes, multi-stage taxes, business transfer taxes or other similar taxes however they are characterized as now characterized or hereafter imposed.

(m)	“Hazardous Substance” means a “contaminant” as defined by the Environmental Protection Act, R.S.O. 1990, as amended.

(n)	“Injury” means, without limitation, bodily injury, personal injury, personal discomfort, mental anguish, shock, sickness, disease, death, false arrest, detention or imprisonment, malicious prosecution, libel, slander, defamation of character, invasion of privacy, wrongful entry or eviction and discrimination, or any of them, as the case may be.

(o)	“Landlord” means the party of the First Part, its successors and assigns.

(p)	“Landlord’s Employees” means the Landlord’s directors, officers, employees, servants, agents and those for whom the Landlord is responsible at Law.

(q)	“Landlord’s Work” means the work to be performed at the Leased Premises prior to the Commencement Date.

(r)	“Lands” means the lands described in Schedule “A”, as those lands are altered, expanded or reduced from time to time.

(s)	“Laws” means all laws, statutes, ordinances, regulations, by-laws, directions, orders, rules, requirements, policies and enforceable guidelines, judge-made laws or common laws and any orders of a court or Authority, and “Law” shall have a corresponding meaning.

(t)	“Leased Premises” means the portion of the Building leased to the Tenant as described in Section 3.1 and the Leasehold Improvements and other facilities of any kind erected therein or thereon from time to time (excluding only the property of the Tenant, its Trade Fixtures and equipment), as such premises, Leasehold Improvements, and other facilities may be expanded, relocated, reconstructed, reduced or otherwise altered from time to time.

(u)	“Leasehold Improvements” means all items generally considered to be leasehold improvements, including, without limitation, all fixtures, equipment, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant including, without limitation, the HVAC System, electrical, mechanical, sprinkler and plumbing systems and facilities, any stairways, all washroom facilities and hot water tanks, all fixed partitions, light fixtures, plumbing fixtures, however affixed and whether or not movable, all other heating, ventilating and air-conditioning equipment, all electrical equipment, electrical house service including transformer, all finished floors or wall-to-wall carpeting, all water, gas and sewage facilities, all telephone and other communication wiring and cabling, all cabinets, cupboards, shelving, and all other items which cannot be removed without damage to the Leased Premises, but excluding Trade Fixtures.

(v)	“Minimum Rent” means the rent payable by the Tenant under Section 4.2.

(w)	“Mortgagee” means any mortgagee, chargee, secured party or hypothecary creditor (including any trustee for bondholders) of the Project or any part of it.

(x)	“Person” if the context allows, includes any person, firm, partnership, Authority, trust, joint venture, association, syndicate, bank, trust company, or corporation, or any group of persons, firms, partnerships, or corporations or any combination of them.

(y)	“Prime” means the annual rate of interest from time to time publicly quoted by any Canadian Chartered bank designated by the Landlord as its reference rate of interest for determining rates of interest chargeable in Toronto on Canadian dollar demand loans to commercial customers.

(z)	“Project” means the Lands described in Schedule “A” as those lands are altered, expanded, or reduced from time to time and any buildings, improvements, equipment and facilities erected on them or situated on or in them from time to time, including without limitation, the Common Areas and Facilities and leaseable premises.

(aa)	“Proportionate Share” means a fraction which has as its numerator the Rentable Area of the Leased Premises, and as its denominator, the Rentable Area of leaseable premises in the Project.

(bb)	“Rent” means the Minimum Rent, and Additional Rent payable under this Lease.

(cc)	“Rentable Area” Is mutually understood and agreed that the area of the Leased Premises may be verified by the Architect in accordance with 8.0.M.A. measurement methods and a signed certificate stating the actual measurement of the Leased Premises may be issued to the Tenant. In the event that the actual area of the Leased Premises, as disclosed by Architect’s certificate is less than or more than as stated herein, then the rental payments shall be adjusted to reflect the actual area being leased. Such area measurement and adjustment shall not be completed nor communicated to the Tenant later than 60 days after the Commencement Date.

(dd)	“Rental Year” means a period of time consisting of the first Rental Year commencing on the Commencement Date and ending on the last day of the month of December next following. After the first Rental Year each Rental Year consists of consecutive periods of twelve (12) calendar months, but the last Rental Year of the Term terminates on the expiration of the Term or earlier termination of this Lease, as the case may be.

(ee)	“Structure” means the foundations, steel structure, joists, beams and structural columns and members of the Building and “Structural” shall have a corresponding meaning.

(ff)	“Substantial Performance” shall have the meaning ascribed in the Construction Lien Act, Ontario, as amended from time to time.

(gg)	“Taxes” means all real property taxes, rates, duties, fees, charges and assessments (including local improvement taxes), impost charges or levies whatsoever, whether general or special, that are levied, rated, charged or assessed against or in respect of the Project or any part thereof, or any fixtures, equipment or improvements therein, or against the Landlord in respect of any of the same from time to time, by any Authority, whether federal, provincial, municipal, school or otherwise and including any Taxes or other amounts which are incurred by or imposed on the Landlord or the Project in lieu of, as a substitute for or in addition to, any of the foregoing whether or not similar to or of the foregoing character or not and whether or not in existence at the Commencement Date or not, and any such Taxes levied or assessed against the Landlord on account of its ownership of the Project or its interest in it, including Taxes levied on the Landlord on account of Rents or receipts as such (as opposed to a tax on such Rents as part of the income of the Landlord), any commercial concentration levy in respect of the Project, and any licence fee measured by Rents or other charges payable by occupants of space in the Project and all legal and other professional fees and expenses and interest and penalties on deferred payments incurred by the Landlord in an attempt to minimize or reduce Taxes, or in contesting, resisting or appealing any Taxes.

(hh)	“Tenant” means the party of the Second Part and every Person mentioned as Tenant in this Lease who’s liability hereunder shall be joint and several. If there is more than one Tenant, any notice under this Lease may be given by or to any one of them and has the same force as if given by or to all of them. A reference to “Tenant” includes, where the context allows, the Tenant’s Employees and Transferees, and those over whom the Tenant may reasonably be expected to exercise control.

(ii)	“Tenant’s Employees” means the Tenant’s directors, officers, employees, servants, agents and those for whom the Tenant is responsible at Law.

(jj)	“Trade Fixtures” means all items generally considered to be trade fixtures, installed and used by the Tenant in its business, but notwithstanding the foregoing, shall not include any Leasehold Improvements, whether or not installed by the Tenant or the Landlord.

(kk)	“Transfer” means any of:

(i)	an assignment of this Lease by the Tenant in whole or in part;

(ii)	any arrangement, written or oral, whether by sublease, licence or otherwise, whereby rights to use space within the Leased Premises are granted or permitted to any Person (other than the entity named as Tenant under this Lease) from time to time, which rights of occupancy are derived through or under the interest of the Tenant under this Lease; and

(iii)	a mortgage or other encumbrance of this Lease or of all or any part of the Leased Premises, or any interest therein.

Article II      INTENT AND INTERPRETATION

2.1	Net Lease

This Lease is a completely carefree triple net lease to the Landlord. Except as otherwise stated in this Lease:

(a)	the Landlord is not responsible for any costs, charges, expenses or outlays of any nature whatsoever arising from or relating to the Leased Premises, or the use and occupancy thereof, or its contents or the business carried on therein; and

(b)	the Tenant will pay all charges, impositions, costs and expenses of every nature relating to the Leased Premises.

2.2	Extended Meanings

Use of the neuter singular pronoun to refer to the Landlord or the Tenant is considered a proper reference even though the Landlord or the Tenant is a Personal of an other designation, or a group of two or more Persons. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to other Persons of whatever gender, will in all instances be assumed as though they were fully expressed.

2.3	Entire Agreement

This Lease is comprised of the main body of this document, as well as the schedules, appendices and riders, if any, attached to it and sets out every covenant, promise, agreement, condition and understanding between the Landlord and the Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, oral or written, between them other than those set out in this Lease. Except as may be expressly stated otherwise in this Lease, no subsequent alteration, amendment change or addition to this Lease will be binding upon the Landlord or the Tenant unless in writing and signed by the Tenant and the Landlord.

2.4	Governing Law

This Lease will be construed in accordance with and governed by the Laws of the Province of Ontario.

2.5	Time of the Essence

Time is of the essence of this Lease and each part of it.

Article III      GRANT AND TERM

3.1	Leased Premises

The Landlord leases to the Tenant, and the Tenant leases from the Landlord, the Leased Premises municipally known as 214 Canarctic Drive in the City of Toronto, which shall have a Rentable Area of approximately 2,196 square feet. This area is subject to adjustment as set out in Section 1.1(cc) to reflect the Architect’s certificate. The approximate location of the Leased Premises is shown outlined in red on Schedule “B”.

3.2	Commencement and Ending Date of Term

The Tenant will have and hold the Leased Premises for and during the Term which will be, unless sooner terminated under other provisions of this Lease, the period of three (3) years commencing on December 1, 2019 (the “Commencement Date”) and to be fully completed and ended on the November 30, 2022 (the “Expiry Date”}, unless otherwise terminated, renewed or extended pursuant to the provisions of this Lease.

3.3	The Landlord’s Work

Subject to delays caused by circumstances not within the Landlord’s control, the Landlord shall use reasonable commercial efforts to provide and install, in a good and workmanlike manner the Landlord’s Work in Schedule “D” at its own expense and prior to the Commencement Date, failing which the Landlord shall be entitled to have such reasonable access to the Leased Premises as it may require in order to complete the Landlord’s Work.

3.4	Tenant’s Work

Pursuant to the provisions of Schedule “D”, the Tenant may make any necessary improvements to the Leased Premises at its own expense, such improvement shall be subject to the Landlord’s prior written consent and such consent shall not be unreasonably withheld. Such improvements must conform to all municipal and local by-laws and the requirements of the Landlord’s insurance underwriters and shall be completed in a good and workmanlike manner. The Tenant shall use contractors which shall be a licensed and reputable firm approved by the Landlord for any work affecting the roof, plumbing, sprinkler, mechanical or electrical systems. In the event that such contractors encounter a problem completing such improvements, the Landlord shall have the right to take over and complete such job at the Tenant’s expense.

Article IV      RENT

4.1	Covenant to Pay

The Tenant will pay Minimum Rent and Additional Rent as provided in this Lease, together with applicable HST, without notice or demand (unless otherwise specifically provided for in this Lease) and without abatement, deduction or set-off whatsoever, including without limitation, by reason of Section 35 of the Commercial Tenancies Act, the benefit of which is expressly waived by the Tenant. Unless expressly provided to the contrary, all Rent shall be payable on demand or, at the Landlord’s option, monthly based on estimates provided by it to the Tenant from time to time.

4.2	Minimum Rent

(a)	The Tenant will pay, beginning on the Commencement Date, to the Landlord at the office of the Landlord or any other place designated by the Landlord, in Canadian money, as Minimum Rent, the following:

(i)	for the first two years commencing December 1, 2019 to November 30, 2021, the annual sum of Twenty Three Thousand Six Hundred Forty Dollars ($23,640.00) + HST payable in equal consecutive monthly instalments of Two Thousand Two Hundred and Twenty Six Dollars and Ten Cents ($2,226.10).

(ii)	for the third year commencing December 1, 2021 to November 30, 2022, the annual sum of Twenty Five Thousand Six Hundred Ten Dollars ($25,610.00)+ HST payable in equal consecutive monthly instalments of Two Thousand Four Hundred Eleven Dollars and Sixty One Cents ($2,411.61).

on the first day of each and every month of the Term, together with Additional Rent as hereinafter provided. The first of such payments is to be made on the 1st day of December, 2019. The Minimum Rent above may be adjusted to reflect the Rentable Area of the Leased Premises, when certified by the Architect.

(b)	The Tenant will deliver to the Landlord at the beginning of each Rental Year a series of monthly post-dated cheques for the Rental Year for the aggregate of the monthly payments of Minimum Rent, HST and any payments of Additional Rent estimated by the Landlord in advance as well as any payments required by this Lease to be paid monthly in advance.

(c)	The Landlord acknowledges receipt from the Tenant of the sum of Six Thousand Six Hundred Seventy Eight Dollars and Thirty Cents ($6,678.30) (herein called the “Deposit”) to be applied by the Landlord on account of the first month’s payment of Minimum Rent, as the same falls due under this Lease. The balance of the Deposit to be applied on account of the first month’s Additional Rent plus HST with the balance as a security deposit equal to the last month’s Minimum Rent and Additional Rent plus HST which may be applied by the Landlord against any Claims it may sustain by reason of the Tenant’s failure to observe and perform any of terms, covenants and conditions of this Lease to be observed and performed by it and such application shall not preclude the Landlord from recovering in excess of the Deposit on hand from time to time if the same can be established. In the event the Deposit or any portion thereof is so applied by the Landlord, Tenant shall on demand of the Landlord remit to the Landlord a sum sufficient to restore such Deposit to its original balance. The Landlord shall have the right to transfer to any purchaser or transferee of the Landlord’s interest in the Project or in this Lease any amounts held by Landlord under this Section 4.2 (c) and Landlord shall be relieved from any further liability to the Tenant with respect to the Deposit. If the Tenant is not in default pursuant to this Lease as aforesaid and provided all amounts owing hereunder have been finally determined or otherwise provided for, the Deposit shall, at the option of the Landlord, be applied on account of the last month’s payment of Minimum Rent, Additional Rent plus HST as the same falls due under this Lease. No interest shall be paid with respect to the Deposit.

(d)	When any Rent, or any interest accrued thereon, or any other amount payable by the Tenant under this Lease, is in arrears, it will bear interest at Prime plus five percent (5%) calculated and payable monthly, or at the Landlord’s option, at the maximum annual rate permitted by Law, from the due date thereof to and including the date of payment. The Landlord will have all remedies for its collection as it has for recovering Minimum Rent in arrears. If any cheque of the Tenant is refused payment by the Tenant’s bank for any reason, Tenant shall immediately replace such cheque with cash or a certified cheque or bank draft and, in addition shall pay as Additional Rent, the sum of Two Hundred Fifty Dollars ($250.00) (plus HST) as a service charge to Landlord.

Article V      TAXES

5.1	Taxes Payable by the Tenant

(a)	The Tenant will as Additional Rent, in each Rental Year and within the times provided for by the taxing Authorities, pay to the Landlord or the taxing Authorities as the Landlord may direct, and discharge all Taxes against the Leased Premises or any part thereof as well as the Tenant’s Proportionate Share of all such Taxes levied or assessed against the Common Areas and Facilities, forming part of the Project, subject only to Section 5.5 hereof. In the event that there shall not be a separate assessment and separate tax bill for the Taxes levied in respect of the Leased Premises, the Tenant shall pay, within twenty (20) days after demand therefor by the Landlord, based upon the Landlord’s estimates, the Tenant’s Proportionate Share of all Taxes levied or assessed against the Project.

(b)	In the event that there is a separate assessment and separate tax bill for the Taxes levied in respect of the Leased Premises as contemplated in Section 5.1 (a), the Tenant agrees to provide to the Landlord within ten (10) days after demand therefor by the Landlord, a copy of any separate Tax bills, and separate notices of assessments for the Leased Premises. The Tenant will upon request, promptly deliver to the Landlord receipts for payment of all such Taxes paid to any such taxing Authorities and will furnish such other information in connection therewith as the Landlord may require.

(c)	If and whenever during the Term a tax for the support of separate schools is assessed against or in respect of the Leased Premises or the Project for any reason, the Tenant shall pay to the Landlord the amount by which such tax exceeds that which would otherwise be payable in respect of the Leased Premises for the support of public schools or its Proportionate Share of the amount by which such tax exceeds that which would otherwise be payable in respect of the Project, as the case may be.

5.2	Other Taxes of Tenant

In addition to the Taxes payable by the Tenant under Section 5.1, the Tenant will pay as Additional Rent to the proper taxing Authorities or to the Landlord, as it might direct, and will discharge in each Rental Year when they become due and payable, the following (collectively called “Other Taxes”):

(a)	all Business Taxes; and

(b)	all HST, sales taxes, excise taxes, place of business taxes, business transfer taxes, commercial concentration taxes, and other taxes, whether by Law the responsibility of the Landlord or the Tenant, or both, and whether imposed by federal, provincial, municipal, school board, utility commission or other Authority and whether now or in the future in existence (and including any other taxes, rates, duties, assessments, fees or levies which are imposed on the Landlord or the Tenant on account of or in lieu thereof, or as a substitute for or in addition thereto, or of a nature similar thereto) and whether recurring annually, or at other intervals or on a special or single instance basis only.

HST shall not be deemed to be Rent, provided however that such tax, if not paid when due, shall be collectible in the same manner as Rent in arrears.

5.3	Tenant’s Responsibility

The Tenant will:

(a)	upon request of the Landlord deliver to the Landlord for inspection, receipts for payment of all Taxes and Other Taxes payable by the Tenant;

(b)	promptly deliver to the Landlord at least ten (10) days before the last day for appeal or contestation, notices of any Taxes or Other Taxes or other assessments received by the Tenant which relate to the Leased Premises or the Project;

(c)	furnish such other information in connection with any such Taxes and any such Other Taxes as the Landlord reasonably determines from time to time;

(d)	promptly deliver to the Landlord notice of any appeal or contestation the Tenant intends to institute with respect to any Taxes or any Other Taxes and consult with and obtain the prior written approval of the Landlord to the appeal or contestation. If the Tenant obtains that approval, the Tenant will deliver to the Landlord whatever security for the payment of the Taxes and Other Taxes the Landlord considers advisable and the Tenant will diligently prosecute the appeal or contestation to a speedy resolution and will keep the Landlord informed of its progress from time to time. If the Tenant fails to give notice to the Landlord as required in this subsection, then, without limiting the Landlord’s other remedies, the Tenant will be responsible during the Term, for payment to the Landlord of the difference between the Taxes and Other Taxes which would have been payable had the appeal or contestation not been made and the Taxes and Other Taxes payable as the result of the appeal or contestation; and

(e)	the Tenant will indemnify the Landlord against all Claims occasioned by or arising from all Taxes in respect of the Leased Premises and the Project and all Other Taxes and any taxes which may in future be levied in lieu of Taxes or Other Taxes or which may be assessed against any rentals payable under this Lease in lieu of Taxes or Other Taxes, whether against the Landlord or the Tenant including but not limited to any increase occurring in Taxes or Other Taxes arising directly or indirectly out of any appeal or contestation of the Tenant of the Taxes or Other Taxes relating to the Leased Premises or any part of them. The Tenant will promptly deliver to the Landlord whatever security for any increase in Taxes and Other Taxes which the Landlord considers advisable;

(f)	the Tenant hereby covenants to the Landlord that after the date of occupancy that the company, its employees or agents shall not permit any unlawful use, storage, manufacturing or disposal of materials or substances deemed to be hazardous or dangers as defined under Federal, Provincial or Municipal environment, health or safety laws.

5.4	Per Diem Adjustment

If any Rental Year is less than twelve (12) calendar months, the Taxes that the Tenant is required to pay under Section 5.1 will be subject to a per diem adjustment on the basis of three hundred and sixty-five (365) days.

5.5	Allocation of Taxes

The Landlord shall be entitled but not obligated to allocate Taxes amongst categories of leaseable premises in the Project on the basis of such factors as the Landlord determines to be relevant, such as, by way of example, the types of business or activity carried on therein, the locations in the Project, costs of construction, relative benefits derived by leaseable premises, relative assessment values, non-public school support designations, and vacancies. The Landlord shall be entitled to adjust the Tenant’s Proportionate Share of Taxes, having regard to the category in which the Tenant is placed by the Landlord. In determining the share of Taxes which is payable by the Tenant pursuant to this Lease, Taxes shall include such additional amounts as would have formed part of the Taxes had the Project been fully assessed during the whole of the relevant period as fully completed and fully occupied by tenants, with no special exemptions or reductions, and without taking into account any actual or potential reduction of Taxes or change of assessment category or class for leaseable premises within the Project which are vacant. An administrative charge will be charged for allocation of Taxes.

Article VI            CONTROL OF THE PROJECT

6.1	Control of the Project by the Landlord

(a)	The Landlord will control the management and operation of the Project. In its control, management and operation of the Project the Landlord will have, among its other rights, the right in its sole and unfettered discretion to:

(a)	close all or any part of the Project to the extent which the Landlord’s counsel advises is legally sufficient to prevent a dedication of or the accrual of any rights of any Person or the public in the Project;

(b)	grant, modify and terminate easements and other agreements pertaining to the use and maintenance of all or any part of the Project;

(c)	have the Project managed by such Person as the Landlord designates in writing from time to time;

(d)	from time to time permit the Tenant to have the exclusive use of parts of the parking areas forming part of the Common Areas and Facilities and permit other tenants to have the exclusive use of parts of the parking areas;

(e)	from time to time change the area, level, location, arrangement or use of the Project or any part of it;

(f)	construct other buildings, structures or improvements, construct additions, subtractions from, or rearrangements of buildings and improvements in the Project, and construct additional buildings or facilities adjoining or proximate to the Project;

(g)	expand, use or alter the Common Areas and Facilities including the parking areas and, with the consent of the Tenant, which consent will not be withheld unreasonably, relocate or rearrange the Leased Premises; and

(h)	do whatever else, in the use of good business judgement the Landlord determines to be advisable for the efficient and proper operation of the Project.

(a)	The Landlord may from time to time effect changes, alterations, enclosures, expansions, reductions, replacements or repairs to all or any part of and the buildings in the Project including, without limiting the generality of the foregoing, the construction of additional buildings or additions to existing buildings. Landlord shall not be liable for any Claims in respect of any temporary interference with or denial of access during the performance of such work, or in any other way in respect of the performance of such work, or for failure to perform such work, or for any interference with the business of the Tenant while any portion of the Common Areas and Facilities of the Project is in need of repair, inoperable or otherwise not in its normal operating condition. The Landlord may now own, or may acquire, lands or buildings contiguous to or near the Project and may at its option retain them separately or treat them as part of the Project. The Landlord may cease to treat as part of the Project any lands (whether or not paved) now forming part of the Project. The Landlord may create easements, burdens, servitudes, and restrictions over the lands of the Project for the benefit of any contiguous or nearby lands. The Landlord may sever any part of the Project, or the Project from adjoining lands and the Tenant consents thereto and shall execute all such documentation as Landlord may require to effect such severance. The Landlord shall at all times ensure that any such change or event does not prevent reasonable access to the Project, and that adequate parking remains available, notwithstanding that portions of the parking areas, common walkways, or other portions of the Common Areas and Facilities of the Project may be reduced or eliminated as a consequence of any such change or event.

(b)	If as the result of the exercise by the Landlord of its rights set out in this Section 6.1, the exterior parking areas are diminished or altered, provided that such change is not material, the Landlord will not be subject to liability, nor will the Tenant be entitled to any compensation or abatement of Rent, nor is any alteration or diminution of the exterior parking areas pursuant to the foregoing to be considered constructive or actual eviction, or a breach of quiet enjoyment.

(c)	When any change or other event described in this Section has been effected, the term “Leased Premises” as used herein shall refer to the Leased Premises as altered by such change or event and the term “Project” as used herein shall refer to the Project as altered by such change or event;

(d)	The Landlord shall be responsible for structural repairs to the building, including roof, walls and floors and services to the building not resulting from the Tenant’s negligence or default. The Landlord shall undertake any such repairs promptly upon receipt of notice from the Tenant. Furthermore, the Landlord shall be responsible for all of the capital replacements including paving, roof, HVAC units and suspended heating units in the warehouse area not resulting from the Tenant’s negligence or default. Such costs and structural repair costs are to be amortized over their useful life and included as Additional Rent;

(e)	The Landlord, to the best of his knowledge and belief, states that:

(a)	The Leased Premises have never been used for the purpose of a waste disposal site nor have any contaminants or noxious materials been deposited upon the Leased Premises;

(b)	The Leased Premises are in compliance in all material respects to established government guidelines in existence at the time of construction of any materials or substances deemed to be dangerous or hazardous as defined under Federal, Provincial or Municipal environment, health and safety laws.

6.2	Tenant to Bear Proportionate Share of Expense

(f)	In each Rental Year, the Tenant will pay to the Landlord, as Additional Rent its Proportionate Share of the costs and expenses incurred in maintaining, operating, repairing, replacing, insuring (in accordance with Section 10.8) and managing the Project, including the Common Areas and Facilities, including without limitation the following costs and expenses:

(a)	landscaping, cleaning, snow and ice removal, garbage and waste collection and disposal, lighting, hydro, policing, security, supervision and traffic control and monies (including contributions and premiums toward fringe benefits, unemployment and worker’s compensation insurance, pension plan contributions and similar premiums and contributions) paid to Persons, employed or retained by the Landlord to carry out the maintenance and operation of the Project;

(b)	the costs of the rental of any equipment and signs, and the cost of building supplies used by the Landlord in the maintenance and operation of the Project;

(c)	the cost, if any, of heating, ventilating and air-conditioning the Common Areas and Facilities;

(d)	the cost of acquiring and installing energy conservation equipment and systems and fire prevention and detection equipment and systems for the Project;

(e)	all repairs (including major repairs) and replacements to and maintenance and operation of the Project and the systems, facilities and equipment serving the Project including, without limiting the generality of the foregoing, the roof, parking lot, heating, ventilating and air-conditioning and utility systems and energy-saving and security devices, elevators and escalators, and to the equipment and chattels used in connection with the Project;

(f)	depreciation or amortization of all capital costs contemplated in this subsection and all other capital costs incurred by the Landlord including without limitation, Section 6.1(e), whether prior to or subsequent to the Commencement Date, all as determined by the Landlord in accordance with generally accepted accounting principles, if such costs have not been charged fully in the Landlord’s fiscal year in which they are incurred. If the Landlord decides to amortize such costs, it shall do so over the useful life of the item for which the cost was incurred and shall include costs for each year, the amount of the amortized costs attributable to such year of the Term.

(g)	interest during each year of the Term at the rate which is two percent (2%) above Prime at the end of each year on the undepreciated capital cost of the items referred to in subsection (vi) hereof;

(h)	all legal, audit, accounting, management and any other professional fees and disbursements incurred in connection with the operation, maintenance of the Common Areas and Facilities and other parts of the Project;

(i)	all Taxes and Other Taxes, if any, from time to time payable by the Landlord with respect to the Project;

(j)	all Capital Tax as it relates to or is attributed by the Landlord to the Project;

(k)	the cost of all insurance maintained by the Landlord in respect of the Project or its operation and the cost of any deductible amounts payable by the Landlord in respect of any insured risk or claim; and

(l)	an administration fee of Ten and Zero (10%) percent of the total of the costs set out above..

6.3	Estimated Expenses

(g)	The Additional Rent is estimated at $5.00 per square foot per annum for 2020. The amounts payable by the Tenant under Sections 5.1, 5.2 and Article Vt may be estimated annually by the Landlord and the Tenant will pay to the Landlord the Tenant’s share or the Tenant’s Proportionate Share, as the case may be, as so estimated, of the amounts in monthly instalments in advance during that period as Additional Rent. If the Landlord revises an estimated amount the Tenant will, within five (5) days of being notified, provide to the Landlord a series of post-dated cheques for the remaining months of the Rental Year in substitution of the post-dated cheques which the Tenant was previously required to provide to the Landlord and Landlord will, upon receiving the substitute cheques, return to the Tenant those which the Landlord previously held. As soon as bills for all or any part of those estimated amounts are received, the Landlord may bill the Tenant for the Tenant’s share or Proportionate Share as the case may be, and the Tenant will pay the Landlord the amounts so billed (less the amounts previously paid by the Tenant on the basis of the Landlord’s estimate as provided above) as Additional Rent on demand.

(h)	Within a reasonable period after the end of the period for which the estimated payments have been made to the Landlord, the Landlord will deliver to the Tenant:

(a)	a statement of the amounts and costs referred to in Sections 5. 1 and 5.2 together with a statement of the Tenant’s share of such amounts and costs; and

(b)	a statement of the costs and expenses referred to in Article VI together with a statement of the Tenant’s Proportionate Share of those costs and expenses;

and if necessary an adjustment will be made between the parties in accordance with subparagraph (c) below.

(i)	If the Tenant has paid in excess of the amounts due the excess will be refunded by the Landlord within a reasonable period after the delivery of the statement or, at the Landlord’s option, credited against the next payment of Minimum Rent and Additional Rent payable by the Tenant. If the amount the Tenant has paid is less than the amounts due, the Tenant will pay the additional amounts with the next monthly payment of Minimum Rent. If any Rental Year is greater or less than the period determined by the Landlord as provided above, the Tenant’s Proportionate Share will be adjusted on a per diem pro rata basis.

Article VII      UTILITIES

7.1	Charges for Utilities

i.	The Tenant will be responsible for and will promptly pay in the manner provided below, as a charge (the “Charge”) the aggregate, without duplication, of:

(1)	the total cost of supplying utilities (the “Utilities”) such as for example heat, water, fuel, power and telephone used or consumed in or made available to or consumed in or made available to or consumed in or with respect to the Leased Premises;

(2)	the costs of all fittings, connections and meters that are not part of the Landlord’s Work and all work performed in connection with any services or Utilities provided to the Leased Premises;

(3)	the cost of any letters of credit required by the supplier of any Utilities (and, for the sake of clarity, the Tenant may be required to post such letters of credit directly at the option of the Landlord);

(4)	the cost of any other charges levied or assessed in lieu of, or in addition to, the Utilities as determined by the Landlord;

ii.	The following conditions apply to the Charge:

(1)	the Tenant will enter into those contracts or other arrangements in connection with the Utilities which the Landlord requests it to and will pay whatever deposits or other amounts are payable under those contracts or other arrangements;

(2)	if the Landlord elects, for the more efficient operation of the Project, or is required by Authorities or the suppliers of the Utilities to supply the Utilities or any of them for the Project, the Tenant will purchase the Utilities from the Landlord and pay for the Utilities as Additional Rent immediately on demand by the Landlord at rates which do not exceed appropriate rates for the Utilities, if applicable;

(3)	the Tenant will pay to the Landlord, as Additional Rent, the Charge in monthly instalments in advance based on estimates by the Landlord and subject to adjustment by the Landlord within a reasonable time after the end of the period in respect of which the estimate has been made;

(4)	if required by the Landlord, the Tenant will install its own separate check meter for the Leased Premises at its own expense and in a location designated by the Landlord; and

(5)	the Landlord will determine the charge applicable to the Leased Premises by allocating the Utilities for the Project among the several components of the Project, including the Common Areas and Facilities, and leaseable premises, acting on the advice of a qualified engineer using as a basis, but not limited to: (1) check meters installed in the Common Areas and Facilities and leaseable premises; (2) the relevant rates of demand and consumption; and (3) the connected loads of the Common Areas and Facilities, and the leaseable premises for which there are no check meters.

iii.	The Landlord is not liable for, nor does it have any obligation with respect to an interruption or cessation of or a failure in the supply of any Utilities, services or systems, in, to, or serving the Project or the Leased Premises, whether supplied by the Landlord or others.

Article VIII      HVAC

8.1	Heating, Ventilating and Air-Conditioning

(a)	The heating, ventilating and air-conditioning system (the “HVAC System”) is composed of all heating, ventilating and air-conditioning equipment and facilities provided for or used by the Leased Premises and includes from time to time, but is not limited to, any roof-top, ceiling or wall-mounted, or window heating, ventilating and/or air-conditioning units, the fuel and power facilities of the HVAC System, and distribution piping, air-handling units and fan coil and ventilation units which form part of the HVAC System, and the monitoring, energy saving and control systems including the thermostat in the Leased Premises. The HVAC System includes without limitation:

(a)	the heating, ventilating and air-conditioning system;

(b)	the distribution system within the Leased Premises, installed by or for the Tenant; and

(c)	the ventilation ducts, make-up air facilities, or booster units which are installed by or for the Tenant to satisfy requirements which are in excess of the standard maximum sensible cooling load established by the Landlord, or which result from the production of air which is not suitable for recirculation.

(a)	In each Rental Year, the total costs (the “HVAC Costs”) of operating, maintaining, repairing and replacing the HVAC System, will be payable by the Tenant including, but not limited to, costs for labour (including fringe benefits), domestic water, chemicals, lubricants, and maintenance contracts, if any.

(b)	The Tenant’s HVAC Costs may be estimated by the Landlord for whatever period the Landlord determines from time to time and the Tenant will pay as Additional Rent, to the Landlord, the Tenant’s HVAC Costs as so determined, in monthly instalments in advance during that period.

(c)	The Tenant will not nor will it permit anyone else to enter on the roof of any Buildings in the Project for any purpose unless accompanied by a representative designated by the Landlord for that purpose. Damage caused to the Project or the HVAC System which occurs during any period of time when the Tenant is in default of this subparagraph (d) will be deemed to have been caused by the Tenant.

(d)	The Tenant will operate and regulate the HVAC System serving the Leased Premises in order to maintain reasonable conditions of temperature and humidity within the Leased Premises. The Tenant will comply with the stipulations and with the Rules and Regulations of the Landlord pertaining to the operation and regulation of that equipment.

Article IX            USE OF THE LEASED PREMISES

9.1	Use of the Leased Premises

The Tenant will use the Leased Premises solely for Marihuana Medical Production (License number [***] and to be renewed every year and such renewal is to be forwarded to the Landlord at all times. Tenant must inform Landlord immediately if the medical production license renewal application is being rejected by Health Canada or any other regulatory authority or law enforcement and Landlord has all discretion to asses whether the lease is to be terminated or extensions to be offered depending on circumstances at the time/s of occurrence) and ancillary offices and will use the balance of the Project (save for landscaped areas, driveways and sidewalks and areas for the purpose of access and egress to the Project) for parking for customers and the Tenant’s Employees and will not use or permit, the use of the Project or any part of them, for any other purpose. The Tenant acknowledges that the Landlord makes no representation whatsoever as to Tenant’s permitted uses being in compliance with applicable zoning by-laws.

9.2	Conduct of Business

The Tenant will, at all times throughout the Term, occupy the Leased Premises and conduct, in the whole of the Leased Premises, continuously and actively the business set out in Section 9.1 in a first class and reputable manner.

9.3	Prohibited Uses

The Tenant shall not cause, suffer or permit the Project or any part thereof to be used at any time during the Term for any business or activities not in compliance with all applicable Laws. The Tenant shall forthwith, upon the request by the Landlord, discontinue any business, conduct or practice carried on or maintained in or about the Project which, in the Landlord’s sole opinion is not a permitted use or is a prohibited use. If, in the opinion of the Landlord, the Tenant is in breach of any of the provisions of this Section 9.3, the Tenant shall immediately discontinue such use upon the Landlord’s written request.

9.4	Nuisance and Waste

The Tenant will not cause, suffer, permit or commit any waste upon, or damage to the Leased Premises, or Leasehold Improvements, fixtures or equipment therein, or any nuisance and will not perform any acts or carry on any practices which may damage the Leased Premises and will not use or permit to be used any part of the Leased Premises for any dangerous, noxious or offensive activity or goods or any activity which will disturb or annoy the operations of other leaseable premises or adjoining properties. The Tenant will not permit any odours, vapours, steam, water, vibrations, noises or other undesirable effects to emanate from the Leased Premises or any equipment or installation in them. The Tenant shall take every reasonable precaution to protect the Leased Premises from risk of damage by fire, water or the elements or any other cause.

9.5	Observance of Law

The Tenant will at its expense promptly:

(a)	comply with the requirements of all Authorities, including all Laws now or subsequently in force which pertain to the Project, the Tenant’s use of the Project, or the conduct of any business in the Project, the making of any repairs, replacements, alterations or changes to the Leased Premises and all Leasehold Improvements, Trade Fixtures and contents therein;

(b)	comply with the police, fire and sanitary Laws imposed by any Authorities or made by fire insurance underwriters;

(c)	carry out all modifications or changes to the Leased Premises and the Tenant’s conduct of business in or use of the Project which are required by any of those Authorities where such modifications or changes are the Tenant’s responsibility in accordance with the provisions of this Lease; and

(d)	obtain from all Authorities having jurisdiction all necessary permits, licences or approvals as may be necessary to permit the Tenant to occupy the Leased Premises and conduct its business thereon, as required by all applicable Laws of all Authorities having jurisdiction.

9.6	Energy Conservation

The Tenant will, at its cost:

(a)	comply with all Laws relating to the conservation of energy affecting the Project or the Leased Premises; and

(b)	comply with all reasonable requests and demands of the Landlord made with a view to energy conservation.

9.7	Use of Common Areas and Facilities

The Tenant shall have the right to the use of the Common Areas and Facilities of the Project for itself and its invitees in common with the Landlord, other tenants, and their invitees. Such use shall be for the purpose of access to the Leased Premises, loading and receiving and parking while using the Leased Premises and such other purposes as may be approved by the Landlord and shall be subject to and in accordance with this Lease and the Rules and Regulations described in Section 17.15. The regulation and management of the Common Areas and Facilities shall be under the exclusive control of the Landlord.

9.8	Tenant’s Environmental Covenants and Indemnity

The Tenant covenants and agrees that:

(a)	the Tenant shall not bring into or allow to be present on the Project any Hazardous Substances, subject to strict compliance by the Tenant with this Section 9.8. If the Tenant shall bring or create upon the Project, any Hazardous Substances, then such Hazardous Substances shall be and remain the sole property of the Tenant and the Tenant shall remove same at its sole cost at the expiration of the Term or sooner if so directed by any Authority or if required to effect compliance with any Environmental Laws or if required by the Landlord;

(b)	comply in all respects with all Environmental Laws relating to the Projector the use of the Leased Premises;

(c)	neither the Project nor any lands adjacent thereto shall be used for the purpose of a waste site other than waste from production which shall be stored and disposed of pursuant to all Environmental Laws and the requirements of the Landlord as provided for in this Lease;

(d)	no Hazardous Substance will be located or stored on the Project, except in accordance with all Environmental Laws relating thereto, and the Tenant and all persons for whom the Tenant is in Law responsible shall comply with all applicable Environmental Laws, including, but not limited to, matters related to air pollution, noise control, on-site or offsite waste, Hazardous Substance handling, discharge, disposal or recovery, whether products or waste;

(e)	the Tenant, and all persons for whom the Tenant is in Law responsible shall comply in full with the provisions and regulations of the Environmental Laws applicable to any and all “spills” which may occur on or about the Project during the course of the Term, with respect to the notification of any Authority and Claims for costs of any clean-up, or for compensation for damage or injury suffered as a result of any such “spills”. The Tenant shall not allow any Hazardous Substances to migrate beyond the Leased Premises onto the Common Areas and Facilities of the Project or any other portion of the Project or off the Project to any adjacent lands. The Tenant covenants that it shall, at its own expense, remove or clean up any Hazardous Substances whether it be found on, in or under the Leased Premises, on the Common Areas and Facilities of the Project or any other portion of the Project or on any adjacent lands off the Project, including without limitation, air, soil, substrata or water table as a result of any migration of Hazardous Substances from the Leased Premises or otherwise attributable to the Tenant;

(f)	all drums or containers containing Hazardous Substance or waste products shall be removed from the Project by means of delivery to a carrier licensed under the Environmental Laws and disposed of to a waste disposal site licensed under the applicable Environmental Laws;

(g)	the processing, storage, handling and disposal of chemicals or chemical wastes on the Project shall be conducted in accordance with all Environmental Laws;

(h)	if any Authority shall require the clean up of any Hazardous Substance:

(a)	held in, released from, abandoned and placed upon the Project by the Tenant or the Tenant’s Employees; or

(b)	released or disposed of by the Tenant or the Tenant’s Employees;

then the Tenant shall at its own expense carry out all required work, including preparing all necessary studies, plans and approvals and providing all bonds and other security required and shall provide full information with respect to all such work to the Landlord, provided that the Landlord, may at its option, perform any such work at the Tenant’s sole together with an administrative fee of fifteen (15%) payable on demand as Additional Rent, cost together with an administrative fee of fifteen (15%) payable on demand as Additional Rent;

(ix)	promptly notify the Landlord in writing of any notice by any Authority alleging a possible violation of or with respect to any matter involving any Environmental Laws relating to operations in the Leased Premises or on the Project or relating to any person for whom it is in Law responsible or any notice from any other party concerning any release or alleged release of any Hazardous Substance;

(J)	promptly notify the Landlord of the existence of any Hazardous Substance in the Leased Premises or on the Project in violation of applicable Environmental Laws and provide to the Landlord a copy of any environmental site assessment of the Leased Premises conducted by or for the Tenant at any time during the Term within ten (10) days of the Tenant receiving same;

(i)	permit the Landlord to:

(a)	enter to inspect the Project, including the Leased Premises and operations conducted therein;

(a)	conduct tests and environmental assessments or appraisals;

(b)	remove samples from the Project, including the Leased Premises; and

(c)	examine and make copies of any documents or records relating to the Project and interview the Tenant’s Employees as necessary.

(K)	the Landlord may at any time during or after the Term:

(A)	require the Tenant to cause an environmental audit of the Project to be carried out utilizing the services of such environmental engineer or other expert satisfactory to the Landlord;

(B)	enter the Project for the purpose of causing an environmental audit of the Project or part thereof to be carried out, the scope and extent of such audit to be determined by the Landlord in its sole discretion; and

(C)	if any such audit reveals a breach by the Tenant of the Tenant’s covenants contained in this Lease or in the case of any such audit done in the last year of the Term, the Tenant shall be responsible for the cost of such audit and shall immediately take such steps as are necessary so as to rectify the breach including, without limitation complete remediation of the Project and other property as may be affected;

(j)	any breach of any of the foregoing covenants and undertakings shall constitute a breach of this Lease by the Tenant, entitling the Landlord to pursue its rights and remedies hereunder. In addition, the Tenant shall indemnify and save the Landlord harmless from and against any and all Claims, as a result of any such breach, which indemnity shall survive the expiration or termination of this Lease; and

(k)	the Landlord may at any time require the Tenant to post a bond in the name of the Landlord as security for the performance by the Tenant of its obligations in this Article. The amount of such bond shall be such amount as may be determined by the Landlord. If the Tenant fails to comply with any of its obligations under this Article, the Landlord may, in its sole discretion, perform the necessary work to carry out such obligations and draw upon the bond to pay for the costs of such work.

9.9	Survival of Obligations

For greater certainty, the obligations of the Tenant under this Article shall survive the expiry, repudiation or earlier termination of this Lease. The Landlord may undertake the performance of any necessary work in order to complete such obligations of the Tenant, and all costs incurred by the Landlord in undertaking such work, together with an administrative fee of fifteen percent (15%) shall be paid by the Tenant to the Landlord within twenty (20) days following delivery to the Tenant of an invoice for such work.

9.10	Tenant Not to Interfere

The Tenant shall not without the permission of the Landlord keep or display any merchandise, sign or other thing on or about, or solicit or conduct business on, or obstruct any of the Common Areas and Facilities of the Project. The Tenant will not do or permit, any act in or about the Common Areas or Facilities of the Project which in the Landlord’s opinion hinders or interrupts the flow of traffic to, in and from the Project and the Tenant will not do, nor will it permit anything to be done which, in the Landlord’s opinion obstructs the free movement of Persons doing business in the Project or otherwise interferes with the use and enjoyment of tenants of the Project.

Article X      INSURANCE AND INDEMNITY

10.1	Tenant’s Insurance

(a)	The Tenant will, throughout the Term, and during such other times, if any, as the Tenant occupies the Leased Premises or any portion thereof, at its sole expense, take out and maintain, in full force and effect at all times, at least the following insurance:

(a)	“all-risks” insurance (including flood and earthquake) upon all property owned by the Tenant or for which the Tenant is legally liable, or which is installed by or on behalf of the Tenant, and which is located within the Leased Premises including, but not limited to, fittings, installations, alterations, additions, partitions, Trade Fixtures, and anything in the nature of a Leasehold Improvement (unless the Landlord has specifically insured therefor) as well as the Tenant’s stock-in-trade, furniture and personal property, in an amount of at least one hundred percent (100%) of the full replacement cost with coverage against at least the perils of fire and standard extended coverage, including sprinkler leakages (where applicable), earthquake, flood and collapse. If there is a dispute as to the amount which comprises full replacement cost, the decision of the Landlord will be conclusive. The Landlord shall be named as an additional named insured and the Mortgagee shall be named as a loss payee pursuant to the terms of the standard Insurance Bureau of Canada mortgage clause in such policies;

(b)	broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount of at least one hundred percent (100%) of the full replacement cost of all Leasehold Improvements and of all boilers, pressure vessels, heating and air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others on behalf of the Tenant in the Leased Premises or relating to or serving the Leased Premises. The Landlord shall be named as an additional named insured and the Mortgagee shall be named as a loss payee pursuant to the terms of the standard Insurance Bureau of Canada mortgage clause in such insurance policies;

(c)	business interruption insurance in an amount which will fully reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in Section 10.1 (a)(i) and Section 10.1( a) (ii) and other perils commonly insured against by prudent tenants or attributable to prevention of access to the Leased Premises as the result of such perils, and which shall include provision for the payment of the Rent required hereunder and be in a profits form of coverage with an indemnity period of not less than twelve (12) months;

(d)	commercial general liability insurance (IBC Form 2100 or better) on an occurrence basis including personal injury liability, bodily injury liability, contractual liability, nonowned automobile liability, employers’ liability and owners’ and contractors’ protective insurance coverage with respect to the Project and the Tenant’s use of same, coverage to include the activities and operations conducted by the Tenant and any other Person. Such policies shall:

(a)	be written on a comprehensive basis with inclusive limits of not less than One Million Dollars ($1,000,000) for any one occurrence for bodily injury to any one or more Persons, or property damage, and such higher limits as the Landlord, acting reasonably, or the Mortgagee requires from time to time;

(b)	contain a severability of interests clause and a cross-liability clause; and

(c)	the Landlord and the Mortgagee shall be named as additional insureds in such insurance policies;

(e)	“all-risks” tenant’s legal liability insurance for the actual cash value of the Leased Premises, including loss of use thereof;

(f)	exterior glass insurance; and

(g)	any other form of insurance as the Tenant or the Landlord, acting reasonably, or the Mortgagee requires from time to time in form, in amounts and for insurance risks against which a prudent tenant would insure.

(b)	The policies mentioned in Sections 10.1 (a) (i), (ii) and (iii) will contain the Mortgagee’s standard mortgage clause and the policies mentioned in Sections 10.1 (a) (i), (ii), (iii) and (iv) will contain a waiver of any subrogation rights which the Tenant’s insurers may have against the Landlord and the Landlord’s Beneficiaries, whether the damage is caused by the act, omission or negligence of the Landlord or the Landlord’s Beneficiaries. All property damage and public liability insurance shall contain a severability of interest clause and cross liability clause. All property, boiler and machinery and business interruption insurance shall contain a joint loss agreement endorsement.

(c)	All policies:

(a)	will be taken out with insurers acceptable to the Landlord;

(b)	will be in a form and on terms satisfactory from time to time to the Landlord;

(c)	will be non-contributing with, and will apply only as primary and not as excess to any other insurance available to the Landlord or the Mortgagee;

(d)	will contain a waiver in favour of the Landlord and any Mortgagee of any breach of warranty clause such that the insurance policies in question shall not be invalidated as respects the interests of the Landlord and of the Mortgagee by reason of any breach or violation of any warranties, representations, declarations or conditions contained in the policies; and

(e)	will contain an undertaking by the insurers to notify the Landlord and the Mortgagee in writing by registered mail at least thirty (30) days before any material change, cancellation or termination of them.

(d)	Certificates of insurance or, if required by the Landlord or the Mortgagee, certified copies of each of the insurance policies will be delivered to the Landlord as soon as possible after the placing of the required insurance (or within ten (10) days of the renewal thereof) but in any case before the Tenant obtains possession or use of the Leased Premises for any purpose. Each certificate will contain an acknowledgement, to be signed by the Tenant’s insurers, that the insurers have read this Lease including Articles X and XII and that they agree to the terms of this Lease. No review or approval of any insurance certificate by the Landlord derogates from or diminishes the Landlord’s rights or the Tenant’s obligations in this Lease including, but not limited to, those contained in this Article X.

(e)	If the Tenant fails to take out or keep in force any insurance referred to in this Section 10.1, or should any of that insurance not be approved by either the Landlord or the Mortgagee, and should the Tenant not commence to diligently rectify (and afterwards to proceed diligently to rectify) the situation within forty-eight (48) hours after written notice by the Landlord to the Tenant (stating, if the Landlord or the Mortgagee does not approve of the insurance, the reasons) the Landlord may, without assuming any obligation in connection with its doing so, effect the insurance at the Tenant’s cost and all costs and expenses of the Landlord will be immediately paid by the Tenant to the Landlord together with a fee of fifteen percent (15%) representing the Landlord’s overhead. This right is without prejudice to the other rights and remedies of the Landlord under this Lease.

(f)	In case of loss or damage, the proceeds of insurance for the Leasehold Improvements in the Leased Premises shall be and are hereby assigned and made payable to the Landlord. If the Lease is terminated upon the happening of any damage or any destruction as provided for in Article XII or for any other reason, all such proceeds of insurance shall be retained by the Landlord for the Landlord’s own use. The Tenant shall cause all of its mortgagees, chargees and other encumbrancers of its interest in the Leased Premises, if any, to waive, if applicable, such Person’s rights under section 6 of the Mortgages Act (Ontario), as amended or replaced from time to time, so that all insurance proceeds for the Leasehold Improvements, can be dealt with in accordance with this section.

10.2	Acts of Tenant

The Tenant shall not do or permit anywhere on the Project anything which might:

(g)	result in any increase in the cost of any insurance policy on the Project;

(h)	result in an actual or threatened cancellation of or adverse change in any insurance policy on the Project; or

(i)	be prohibited by any insurance policy on the Project.

10.3	Increase in Insurance Premiums

The Tenant will comply promptly with all requirements of the Insurer’s Advisory Organization and of each insurer pertaining to the Leased Premises. If the occupancy of the Leased Premises, improvements made by the Tenant, the conduct of business in the Leased Premises, or any acts or omissions, or permitted acts or omissions, of the Tenant in the Project or any part of it cause an increase in premiums for the insurance carried from time to time on the Project, the Tenant will pay the increase as Additional Rent.

10.4	Cancellation of Insurance

If any insurance policy on the Project or any part of it is cancelled or threatened by the insurer to be cancelled, or if the coverage under it is reduced in any way by the insurer because of the use or occupation of any part of the Project by the Tenant or by any occupant of the Leased Premises, and if the Tenant fails to remedy the condition giving rise to the cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours after notice by the Landlord, the Landlord may, either:

(a)	re-enter and take possession of the Leased Premises immediately by leaving upon the Leased Premises a notice of its intention to do so upon which the Landlord will have the same rights and remedies as are contained in Article XVI; or

(b)	enter upon the Leased Premises and remedy the condition giving rise to the cancellation, threatened cancellation or reduction of coverage, and the Tenant will immediately pay the costs and expenses to the Landlord, together with a fee of fifteen percent (15%) of such costs and expenses representing the Landlord’s overhead, which costs and expenses may be collected by the Landlord as Additional Rent and the Landlord will not be liable for any Injury caused to any property of the Tenant or others located on the Project as the result of the entry. Such an entry by the Landlord is not a re-entry or a breach of any covenant for quiet enjoyment.

10.5	Loss or Damage

The Landlord will not be liable for any Injury arising from or out of any occurrence in, upon, at, or relating to the Project, or damage to property of the Tenant or of others located on the Project, nor will it be responsible for any Injury to any property of the Tenant or others from any cause whatsoever, whether or not the Injury results from the negligence of the Landlord or the Landlord’s Employees. Without limiting the general nature of the previous sentence, the Landlord will not be liable for any Injury to Persons, or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Project or from the pipes, appliances, plumbing works, roof, or subsurface of any floor or ceiling or from the street or any other place, or any dampness or by any other cause whatsoever. The Landlord will not be liable for any Injury caused by other tenants or Persons in the Project or by occupants of adjacent property, or the public, or caused by construction or by any private, public or quasi public work. All of the property of the Tenant kept or stored on the Project will be kept or stored at the risk of the Tenant only, and the Tenant will indemnify the Landlord and save it harmless from any Claims arising out of any Injury to that property including, but not limited to, any subrogation Claims by the Tenant’s insurers.

10.6	Indemnification of the Landlord

Despite anything else in this Lease, the Tenant will indemnify the Landlord and save it harmless from and against any and all loss (including loss of Rent, payable by the Tenant under this Lease) or Claims, in connection with Injury whatsoever arising from or out of this Lease, any occurrence in, upon or at the Project, or the occupancy or use by the Tenant of the Project, or any part of them, or occasioned wholly or in part by any act or omission of the Tenant, the Tenant’s Employees or by anyone permitted to be on the Project by the Tenant. If the Landlord, without fault on its part, is made a party to any litigation commenced by or against the Tenant, then the Tenant will protect, indemnify and hold the Landlord harmless and will pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with that litigation. The Tenant will also pay all costs, expenses and legal fees (on a substantial indemnity basis) that may be incurred or paid by the Landlord in enforcing the terms, covenants and conditions in this Lease, unless a court decides otherwise.

10.7	Employees

It is agreed that every indemnity, exclusion or release of liability and waiver of subrogation contained in this Lease or in any of the Tenant’s insurance policies shall extend to and benefit each and every of the Landlord, the Landlord’s Mortgagee, any management company employed by the Landlord to manage the Project and all of their respective servants, agents, directors, officers, employees and those for whom the Landlord is in Law responsible (collectively the “Landlord Beneficiaries”), it being understood and agreed that the Landlord is the agent or trustee of the Landlord Beneficiaries solely to the extent necessary for the Landlord Beneficiaries to take the benefit of this section. The Landlord shall be under no obligation whatsoever to take any steps or actions on behalf of the Landlord Beneficiaries to enable them to obtain the benefits of this section unless it chooses to do so in its sole and absolute discretion.

10.8	Landlord’s Insurance

The Landlord will carry:

(a)	insurance on the Project (excluding foundations and excavations) and the machinery, boilers, and equipment contained in it and owned by the Landlord (excluding any property with respect to which the Tenant or other occupants are required to insure under Section 10.1 or similar Sections of their respective leases) against damage by fire and extended perils coverage in those reasonable amounts and with those reasonable reductions that would be carried by a prudent owner of a reasonably similar project, having regard to size, age and location;

(b)	public liability and property damage insurance with respect to the Landlord’s operations in the Project, in those reasonable amounts and with those reasonable deductions that would be carried by a prudent owner of a reasonably similar Project, having regard to size, age and location, and

(c)	those other forms of insurance which the Landlord or the Mortgagee consider advisable.

Despite this Section 10.8, and regardless of any contribution by the Tenant to the costs of insurance premiums:

(a)	the Tenant is not relieved of any liability arising from or contributed to by its negligence or its wilful acts or omissions; and

(b)	no insurable interest is conferred upon the Tenant under any policies of insurance carried by the Landlord and the Tenant has no right to receive any proceeds of any such insurance policies.

Article XI        MAINTENANCE, REPAIRS AND ALTERATIONS

11.1	Maintenance and Repairs by the Tenant

The Tenant will, throughout the Term, pay all costs and expenses of every kind to or with respect to the complete maintenance, repair, replacement, management, administration, enhancement, alteration to improvement and operation of the Leased Premises, so that the whole of the Leased Premises including, but not limited to:

(a)	Building entrances, all the glass, the windows and doors as well as their frames and mouldings and all Structural and non-Structural elements thereof, it being understood and agreed that the Landlord shall not be required to maintain, repair or replace the Leased Premises or any part thereof;

(b)	all signs (both interior and exterior), partitions, and Trade Fixtures located in or upon the Leased Premises; and

(c)	all equipment and Leasehold Improvements in or benefiting the Leased Premises (including but not limited to, lighting, wiring, plumbing, plumbing fixtures and equipment, and the HVAC System);

are maintained and repaired by the Tenant in good order, first class condition and repair as would a prudent owner, and in accordance with all Laws, as required by the Landlord, whether such repairs are interior or exterior, Structural or non-Structural, ordinary or extraordinary, foreseen or unforeseen, and so that upon the expiry or other termination of this Lease, the Leased Premises is surrendered to the Landlord in such condition, subject only to force majeure and reasonable wear and tear that does not affect the operation or use of the Leased Premises or any of the Building’s systems or the Structural integrity of the Building.

Conduct of Work

(a)	The Tenant will not make any repairs, alterations, replacements, or improvements which affect the Structure or any of its systems, or which will affect any of the Landlord’s obligations hereunder (including without limitation, the Landlord’s Work) or any warranty, including without limitation as part of the Tenant’s Work (collectively called the “Work”), without the prior written approval of the Landlord, which approval may not, subject to subsection (c) hereof, be unreasonably withheld, and otherwise in accordance with the provisions of Schedule “D”. Upon such approval being obtained, the Tenant shall provide to the Landlord, for its approval or to its reasonable satisfaction:

(a)	details of the proposed Work including drawings and specifications prepared by qualified designers and conforming to good engineering practice;

(b)	whatever indemnification against Claims Landlord requires including, if required by the Landlord, a performance, completion and labour and materials bond acceptable to the Landlord guaranteeing completion of such work; and

(c)	evidence that the Tenant has obtained the necessary consents, permits, licenses and inspections from all Authorities having jurisdiction.

(b)	The Work will be performed:

(a)	at the Tenant’s sole cost;

(b)	promptly and in a good and workmanlike manner using first class new materials;

(c)	in accordance with the drawings and specifications approved by the Landlord;

(d)	in accordance with all Laws and restrictive covenants;

(e)	subject to the reasonable restrictions imposed by the Landlord and Schedule “D” hereof; and

(f)	by Persons who are properly bonded.

(c)	Despite anything else in this Lease, if maintenance or Work on the Leased Premises or any improvements installed by or on behalf of the Tenant for the benefit of the Leased Premises may weaken or endanger the Structure or adversely affect the condition or operation of the Leased Premises or diminish the value thereof, or restrict the Landlord’s coverage for municipal purposes, or increase any of the Landlord’s obligations hereunder or affect any warranty or is to be done outside of the Leased Premises, the Landlord’s consent to such maintenance or Work shall first be had or obtained, which consent may be unreasonably withheld.

(d)	The Tenant’s obligation to maintain and repair the exterior of the Leased Premises shall extend, but not be limited, to (a) the maintenance, repair and replacement, where necessary, of those elements of the exterior of the Leased Premises exclusively utilized in connection with the Leased Premises or exclusively forming part of the Leased Premises, including the doors and entranceways, overhead and loading doors, loading docks, windows and window frames, exterior tenant identification signs and exterior lighting; and (b) the repair of any damage to the Leased Premises caused by the wilful act or negligence of the Tenant or those for whom it is in law responsible.

(e)	The Tenant shall carry builder’s all risk insurance satisfactory to the Landlord, acting reasonably, during the performance of the Work and the Tenant will provide the Landlord with a copy of such insurance policy for the Landlord’s approval prior to the commencement of any Work and the Tenant shall not commence any Work until the Landlord has approved the said insurance and provided such evidence.

(f)	Upon completion of the Work, the Tenant shall provide to the Landlord as-built drawings for the Leased Premises and shall secure all applicable statutory declarations and certificates of inspection, approval and occupancy and provide evidence of same to the Landlord.

(g)	If Tenant performs such Work without compliance with all of the foregoing provisions of this Section 11.2, the Landlord shall have the right to require the Tenant to remove such Work forthwith.

(h)	The Tenant shall pay to the Landlord forthwith upon request all of the Landlord’s reasonable costs including, without limitation, fees of the Architect, engineers and designers, incurred in dealing with the Tenant’s request for the Landlord’s consent to any Work, whether or not such consent is granted, and in inspecting and supervising any such Work, and the Landlord shall have the right to require the Tenant to pay the Landlord a deposit on account of such costs as a pre-condition to the Landlord granting such consent.

(i)	For the sake of clarity, any Work performed by the Tenant which affects the performance of the Landlord’s Work, or the Structure, or any of the Building’s systems, or any warranty or any of the Landlord’s other obligations under this Lease, shall be performed so as not to affect the same, and if any of same is affected, all costs and expenses incurred that would not have been incurred but for the work performed by the Tenant, shall be considered exceptions to the Landlord’s obligations, the cost or expense in respect of which the Tenant shall be responsible and which shall be payable as Additional Rent hereunder. In addition, the Landlord shall be entitled, at its option, and at the Tenant’s expense, at reasonable third party costs, to perform any such work.

11.2	Surrender of the Leased Premises

On the expiry or earlier termination of the Term, the Tenant will peaceably surrender the Leased Premises to the Landlord in first class condition, will deliver all the keys for the Leased Premises to the Landlord at the place then fixed for the payment of Rent and will inform the Landlord of all combinations of locks, safes and vaults, if any, in the Leased Premises and will comply with all of its obligations as referred to in Section 11.5 hereof.

This obligation survives the expiration of the Term or earlier termination of this Lease. If at the expiry or early termination of the Term, the Tenant does not remove its Trade Fixtures or any of its other property on the Leased Premises, the Landlord shall have no obligation in respect thereof and may sell or destroy the same or have them removed or stored at the expense of the Tenant; at the option of the Landlord, such Trade Fixtures or property shall become the absolute property of the Landlord without any compensation to the Tenant. In the event that Tenant fails to surrender the Leased Premises in the condition above referred to, then all costs and expenses of the Landlord in rectifying such default, including without limitation, lost Rent during any period of rectification, administrative fees and interest on amounts payable, in accordance with Section 4.2 (e) shall be payable by the Tenant, without deduction, abatement, discount for betterment or reasonable wear and tear, set off or otherwise.

All Leasehold Improvements (other than Trade Fixtures) shall immediately upon their placement become the Landlord’s property without compensation to the Tenant. Except as otherwise agreed by the Landlord in writing, no Leasehold Improvements shall be removed from the Premises by the Tenant either during or at the expiry or sooner termination of the Term except that: (a) the Tenant may, during the Term, in the usual course of its business, remove its Trade Fixtures, provided that the Tenant is not in default under this lease and provided that such Trade Fixtures have become excess to the Tenant’s needs or the Tenant is substituting new and similar Trade Fixtures therefore; and (b) the Tenant shall, at the expiration or earlier termination of the Term, at its sole cost remove such of the Leasehold Improvements and Trade Fixtures in the Premises as the Landlord shall require to be removed, and restore the Premises to the Landlord’s then current Building standard to the extent required by the Landlord, The Tenant shall at its own expense repair any damage caused to the Building by such removal.

11.3	Tenant not to overload floors or other facilities

The Tenant will not install any equipment which overloads the capacity of any utility, electrical or mechanical facilities in the Building or which the Landlord does not approve of and the Tenant will not bring upon the Leased Premises any machinery, equipment or thing which might, in the opinion of the Landlord, damage the Building.

11.4	Removal and Restoration by the Tenant

The alterations, decorations, additions, and improvements made by the Tenant, immediately become the property of the Landlord, but without the Landlord thereby accepting any responsibility in respect of the maintenance, repair or replacement thereof, and will not be removed from the Leased Premises except that:

(a)	the Tenant may, during the Term, in the usual course of its business, and with the prior written consent of the Landlord, remove the Trade Fixtures which it installed; and

(b)	the Tenant will, at the expiration of the Term, at its cost, remove all the Trade Fixtures installed in the Leased Premises, its equipment and furniture, and those Leasehold Improvements installed in the Leased Premises which the Landlord requires to be removed;

and in any event, Tenant shall immediately repair any damage to the Leased Premises caused in any removal.

11.5	Liens

The Tenant will promptly pay its contractors, material men, suppliers and workmen and will do everything necessary to ensure that no lien is registered against the Project or any part of it, or against the Landlord’s interest in the Project, or against the Tenant’s interest in the Project, and if such a lien is made, filed, or registered, the Tenant will discharge it or cause it to be discharged immediately at the Tenant’s expense. If the Tenant fails to complete this obligation, the Landlord, in addition to its other remedies, may, but will not be required to, discharge the lien by paying the amount claimed into court or directly to the lien claimant and the amount so paid together with the costs and expenses including solicitor’s fees (on a substantial indemnity basis) and a fee of fifteen percent (15%) of such costs and expenses representing the Landlord’s overhead, will be payable as Additional Rent on demand.

11.6	Signs

The Tenant may install in, upon or about the Leased Premises any signs and advertising material which shall remain the property of the Tenant and which the Tenant shall remove upon expiration of the Lease provided that all damage caused be left in good repair. All signs must conform to all municipal and local by-laws. All signs must be approved by the Landlord in writing prior to installation, which approval shall not be unreasonably withheld.

11.7	Maintenance and Repairs by the Landlord

Subject to this Article XI and Article XII, the Landlord will maintain and repair the Structure of the Project and the Tenant will pay its Proportionate Share of the costs in accordance with Sections 6.2. However, if the Landlord is required, due to the business carried on by the Tenant, to perform the maintenance and repairs or replacements because of Laws of Authorities having jurisdiction or because of the act, omission, neglect or default of the Tenant, or those for whom the Tenant is in Law responsible, the Tenant will pay for the total cost of the maintenance, repairs or replacements together with a sum equal to fifteen percent (15%) of the total costs representing the Landlord’s overhead and the payment will be due and payable as Additional Rent upon demand.

11.8	Repair where Tenant at Fault

Despite anything else in this Lease, including but not limited to Section 11.9, Section 10.5 and Section 6.2, if the Project or any part of it or the Common Areas and Facilities or any part of them, require repair or replacement because of the acts of the Tenant (negligent or otherwise) the costs together with the sum equal to fifteen percent (15%) of that cost representing the Landlord’s overhead will be paid by the Tenant to the Landlord as Additional Rent on demand.

11.9	Excess Waste or Garbage

If the Landlord determines that the Tenant’s use of the Leased Premises results in amounts of waste or garbage substantially in excess of that resulting from the use by the other occupants of leaseable premises, the Landlord may, at the Tenant’s sole expense, make or require the Tenant to make special arrangements for removal and disposal of waste or garbage at the Tenant’s sole expense.

Article XII      DAMAGE AND DESTRUCTION AND EXPROPRIATION

12.1	Destruction of the Leased Premises

Subject to section 12.2, if the Leased Premises are destroyed or damaged (including, but not limited to, smoke and water damage) the Landlord will, to the extent of insurance proceeds received by it, complete all work of repair and reconstruction in accordance with Landlord’s original Landlord’s Work in a reasonable and diligent manner and the Rent shall not abate.

12.2	Termination

If there is damage or destruction of the Project, or any part thereof and if such damage or destruction:

(a)	occurs within the last two (2) Rental Years of the Term and either the Tenant has no remaining rights to renew or extend this Lease or, having the right to renew or extend this Lease fails to do so within fifteen (15) days after receipt of Landlord’s notice;

(b)	if such damage or destruction would require greater than two hundred and forty (240) days to repair;

(c)	if the cost of repairing any damage would exceed Landlord’s insurance proceeds; or

(d)	if twenty five percent (25%) or more of the Rentable Area of the Project is damaged or destroyed or becomes unsafe or unfit for occupancy;

the Landlord, at its option to be exercised by written notice given to the Tenant within sixty (60) days after the later of the date of such damage or destruction and the date upon which the Landlord is notified by the Tenant of such damage or destruction, may terminate this Lease whereupon the Tenant shall immediately surrender possession of the Leased Premises and Rent and all other payments for which the Tenant is liable hereunder shall be apportioned to the effective date of such termination. If this Lease is not terminated as aforesaid the Landlord shall repair as provided in Section 12.1 hereof and there shall be no abatement of Rent.

If the Landlord does not elect to terminate this Lease in accordance with Section 12.2, the Landlord will reconstruct or repair, if necessary, that part of the Project immediately adjacent to the Leased Premises, but only to the extent of the Landlord’s responsibilities under leases for leaseable premises. If the Landlord reconstructs or rebuilds the Project or any part of it, the Landlord may use plans and specifications and working drawings other than those used in the original construction of the Project or any part of it.

12.3	Expropriation

(a)	The Landlord and the Tenant will co-operate with each other in respect of any expropriation of any part of the Leased Premises or the Project so that each receives the maximum award for which they are respectively entitled. If part of the Project (other than the Leased Premises) is expropriated, the full proceeds accruing or awarded, will belong solely to the Landlord and the Tenant will assign to the Landlord any rights which it may have or acquire in respect of those proceeds and will execute the documents which in the Landlord’s opinion may be necessary to give effect to this intention.

(b)	If more than twenty five percent (25%) of the Rentable Area of the Project or more than twenty five percent (25%) of the Common Areas and Facilities is expropriated, or if reasonable access to the Leased Premises is materially and adversely affected by the expropriation, then the Landlord may terminate this Lease as of the date the expropriated interest vests in the expropriating authority and the Tenant will have no Claim against the Landlord for the value of any expired Term or for damages or otherwise. If the Landlord does not terminate this Lease as provided above, there will not be any reduction or abatement of Rent but if any part of the Leased Premises is expropriated and the Rentable Area of the Leased Premises is reduced, that reduced Rentable Area will be adjusted for the purposes of Minimum Rent and Additional Rent.

12.4	Architect’s Certificate

The certificate of the Architect binds the parties as to each of the matters for determination under this Article.

Article XIII      ASSIGNMENT, SUBLETTING, PARTING WITH POSSESSION AND CORPORATE CONTROL

13.1	Consent Required

(a)	The Tenant will not effect a Transfer without the prior written consent of the Landlord in each instance, which consent, subject to Section 13.1 (b), will not be unreasonably withheld. Notwithstanding the foregoing, the Landlord shall be entitled to arbitrarily or unreasonably withhold its consent to any Transfer in respect of which the Landlord exercises its right to terminate this Lease pursuant to Section 13.2. The consent by the Landlord to any Transfer, will not constitute a waiver of the necessity for the Landlord’s consent to any subsequent or other Transfer. This restriction on Transfers applies also to any Transfer by inheritance or operation of Law and no Transfer will be considered to take place by reason of the failure by the Landlord to give notice to the Tenant within thirty (30) days as required by Section 13.2.

(b)	Despite Section 23 of the Commercial Tenancies Act of Ontario, or any statute passed to take the place of or to amend that Act, the Landlord will not be considered to be unreasonably withholding its consent, and may, whether or not it would otherwise be considered unreasonable, refuse to give its consent if its reason or reasons for doing so is or are based upon all or any of the following factors:

(a)	whether the Transferee has a good credit rating, is of substantial means, is capable of financing its acquisition of the Tenant’s business and the Lease on terms and conditions at least as favourable as those originally obtained by the Tenant and whether the Transferee has a history of successful business operations in the business conducted on the Leased Premises;

(b)	whether the Transferee or any partnership of which the Transferee was a member at the time or a corporation of which the Tenant at the time was a shareholder, has become bankrupt or insolvent or has defaulted (other than by a minor technical default) under the terms of any lease for commercial, industrial or office premises whether leased from the Landlord or other parties;

(c)	whether any Mortgagee, whose consent is required, regardless of its reason for doing so, refuses to consent to the Transfer; and

(d)	any factor which a court of Law would consider to be reasonable

All requests to the Landlord for any consent to any Transfer shall be made to the Landlord in writing together with a copy of the agreement pursuant to which the Transfer will be made, accompanied by such information in writing as a landlord might reasonably require respecting a proposed Transferee including, without limitation, name, business and home addresses and telephone numbers, business experience, credit information and rating, financial position and banking and personal references, description of business to be proposed to be conducted by the Transferee on the Leased Premises and parking requirements for such business. The Tenant shall promptly pay all costs incurred by the Landlord in considering and processing the request for consent including legal costs and all costs of completing any documentation to implement any Transfer which shall be prepared by the Landlord or its solicitor if required by the Landlord.

(c)	If the Landlord withholds, delays or refuses to give consent to any Transfer, whether or not the Landlord is entitled to do so, the Landlord shall not be liable for any Claims in any way resulting therefrom and the Tenant shall not be entitled to terminate this Lease or to exercise any other remedy whatever in respect thereof except to seek the order of a court of competent jurisdiction compelling the Landlord to grant any such consent which the Landlord is obliged to grant pursuant to the terms of this Lease.

(d)	If there is a permitted Transfer of this Lease, the Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent required to be paid under this Lease, but no acceptance by the Landlord of any payments by a Transferee will be construed as a waiver of any right of the Landlord, or the acceptance of the Transferee as tenant or a release of the Tenant from the performance of its obligations under this Lease. Any document effecting the Transfer of this Lease and every document consenting to the Transfer will be prepared by the Landlord or its solicitors and the legal costs and other expenses in connection with the document will be paid to the Landlord by the Tenant as Additional Rent upon demand. Any consent by the Landlord will be subject to the following conditions:

(a)	the Transferee will promptly execute an agreement agreeing with the Landlord:

(a)	to be bound by all the Tenant’s obligations under this Lease as if the Transferee had originally executed this Lease as tenant;

(b)	to waive any right it, or any person on its behalf, may have to disclaim, repudiate or terminate this Lease pursuant to any bankruptcy, insolvency, winding-up or other Creditors’ proceeding, including, without limitation, the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada) and to agree that in the event of such proceeding the Landlord will comprise a separate class for voting purposes;

(c)	if the Transferee is a subtenant, agreeing that, at the Landlord’s option, all of the Transferee’s right, title and interest in and to the Leased Premises absolutely terminates upon the surrender, release, disclaimer or merger of this Lease, notwithstanding the provisions of section 21 or section 39(2) of the Commercial Tenancies Act, and

(b)	the Tenant will execute an Indemnity Agreement in the form attached to Appendix “A”, in respect of the performance of the Tenant’s and the transferee’s obligations under this Lease and whether the Indemnity Agreement is executed or not, the Tenant will remain jointly and severally liable with the Transferee on this Lease and will not be released from any obligations under this Lease as amended from time to time. If this Lease is renewed or extended by any Transferee pursuant to any option of the Tenant, each Transferor shall be liable for all of the obligations of the Tenant throughout the Term as renewed or extended;

(c)	the Landlord may also require the Transferee to waive any rights, pursuant to subsection 39(2) of the Commercial Tenancies Act (Ontario) and any amendments thereto and any other statutory provisions of the same or similar affect, to pay any Rent less than any amount payable hereunder;

(d)	the Landlord may also require, if the Transfer is a sublease or other transaction, that upon notice from the Landlord to the Transferee all amounts payable by the Transferee each month shall be paid directly to the Landlord who shall apply the same on account of the Tenant’s obligations under this Lease;

(e)	if the Transferee agrees to pay to the Tenant a Rent or other amount, in respect of its use of the Leased Premises or any part of it in excess of the Rent payable by the Tenant to the Landlord, the Rent under this Lease will be increased so that it equals the Rent or amount payable by the Transferee to the Tenant;

(f)	if the Transferee agrees to pay to the Tenant or party other than the Landlord in respect of a Transfer of all or any part of this Lease, any amount, or any benefit, then it will pay to the Landlord as Additional Rent, on demand, an amount equal to the value of the amount or benefit.

(e)	No consent of the Landlord to a Transfer shall be effective unless given in writing and executed by the Landlord and no such consent shall be presumed by any act or omission of the Landlord or by the Landlord failing to respond to any request for consent or by the Landlord accepting any payment of any amount payable hereunder from any party other than the Tenant. No Transfer and no consent by the Landlord to any Transfer shall constitute a waiver of the necessity to obtain the Landlord’s consent to any subsequent or other Transfer.

(f)	Every Transferee shall be obliged to comply with all of the obligations of the Tenant under this Lease and any default of any Transferee shall also constitute a default of the Tenant hereunder. If this Lease is ever disclaimed, repudiated or terminated by or on behalf of a Transferee pursuant to any bankruptcy, insolvency, winding-up or other creditors’ proceeding, including, without limitation, any proceeding under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada) or if this Lease is ever terminated by the Landlord as a result of any act or default of any Transferee, the Tenant shall nevertheless remain responsible for the fulfilment of all obligations of the Tenant hereunder for what would have been the balance of the Term but for such disclaimer, repudiation or termination, and shall upon the Landlord’s request enter into a new lease of the Leased Premises for such balance of the Term and otherwise on the same terms and conditions as in this Lease.

13.2	Landlord’s Option

If the Tenant intends to effect a Transfer, it will notify the Landlord and will provide with the notice full information concerning the Transferee, including but not limited to, complete credit, financial, and business information. Within thirty (30) days after the date the Tenant gives to the Landlord the information mentioned above, the Landlord will notify the Tenant in writing that:

(a)	it consents to the Transfer; or

(b)	that it does not consent to the Transfer; or

(c)	that it elects to terminate this Lease.

If the Landlord elects to terminate this Lease, the Tenant will, within fifteen (15) days after receipt of the Landlord’s notice of its election to terminate, notify the Landlord whether it will:

(a)	refrain from the Transfer; or

(b)	accept the termination of this Lease.

If the Tenant fails to deliver its notice within the fifteen (15) day period, this Lease will be terminated upon the expiration of that fifteen (15) day period. If the Tenant advises the Landlord that it intends to refrain from the Transfer, then the Landlord’s election to terminate this Lease will have no effect.

13.3	No Advertising of the Leased Premises

The Tenant will not advertise the whole or any part of the Leased Premises or this Lease for the purpose of a Transfer and will not permit any broker or other Person to do so on its behalf, unless the complete text and format of the advertisement is first approved in writing by the Landlord.

13.4	Corporate Ownership

(a)	If the Tenant is a corporation, any transfer or issue by sale, assignment, bequest, inheritance, operation of law or other disposition, or by subscription from time to time of all or any part of the corporate shares of the Tenant, or of any parent or subsidiary corporation of the Tenant, or any corporation which is an associate or affiliate of the Tenant (within the meaning of the Canada Business Corporations Act) which results in any change in the present effecting voting control of the Tenant by the Person holding that voting control at the date of execution of this Lease (or at the date of a Transfer to a corporation) will be considered for all purposes to be a Transfer to which Section 13.1 and Section 13.2 of this Lease apply. The Tenant will make available to the Landlord, all corporate books and records of the Tenant for inspection at all reasonable times.

(b)	Section 13.4 (a) does not apply to the Tenant as long as:

(a)	the Tenant is a public corporation whose shares are traded and listed on any recognized stock exchange in Canada or the United States; or

(b)	the Tenant is a private corporation and is controlled by a public corporation described above in subsection (a).

13.5	Assignment or Transfer by the Landlord

If the Landlord sells, leases or otherwise disposes of the Project or any part of it, or if it assigns this Lease or any interest of the Landlord in it, then, to the extent that the purchaser, transferee or assignee assumes the obligations of the Landlord under this Lease, the Landlord will, without further agreement, be released from all liability with respect to the Landlord’s obligations under this Lease.

Article XIV      ACCESS AND ALTERATIONS

14.1	Right of Entry

(a)	The Landlord and its agents may enter the Leased Premises and the Project at all times to examine them, to assure that the Tenant is complying with its obligations under this Lease, and to make repairs, alterations, changes, adjustments, improvements or additions to the Leased Premises, the Project or any part of them or any adjacent property, and for that purpose, the Landlord may take material into the Leased Premises and the Project without it constituting a re-entry or a breach of covenant for quiet enjoyment. The Rent will not abate or be reduced while the work is being done and the Landlord will not be liable for any Injury caused to any Person or to the property of the Tenant, or of others located on the Project, as the result of the entry.

(b)	The Landlord and its agents have the right to enter the Leased Premises at all times to show them to prospective purchasers, tenants or mortgagees and during the twelve (12) months prior to the expiry of the Term, the Landlord may place upon the Leased Premises the usual “For Rent” or “For Sale” notices.

(c)	If the Tenant is not personally present to permit an entry into the Leased Premises at any time when for any reason an entry is necessary or permitted, the Landlord or its agents may forcibly enter them without liability and without affecting this Lease. Any entry by the Landlord on the Leased Premises in accordance with this Section is not a re-entry or a breach of covenant for quiet enjoyment.

Article XV      STATUS STATEMENT, ATTORNMENT AND SUBORDINATION

15.1	Status Statement

Within ten (10) days after a written request by the Landlord, the Tenant will deliver, in a form supplied by the Landlord, a status statement or certificate to any proposed mortgagee or purchaser of the Project, or to the Landlord, stating the following:

(a)	that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and identifying the modification agreements) or if the Lease is not in full force and effect, the certificate shall so state;

(b)	the Commencement Date;

(c)	the date to which Rent has been paid under this Lease;

(d)	whether or not there is any existing default by the Tenant in the payment of any Rent or other sum of money under this Lease, and whether or not there are any existing or alleged default by either party under this Lease with respect to which a notice of default has been served and if there is any such default, specifying the nature and extent of it;

(e)	whether there are any set-offs, defences or counter claims against enforcement of the obligations to be performed by the Landlord under this Lease;

(f)	with reasonable particularity, details respecting the Tenant’s and any lndemnifier’s financial standing and corporate organization; and

(g)	such other matters relating to the Lease as the requesting party may reasonably require.

15.2	Subordination and Attornment

(a)	The Tenant’s rights under this Lease are subordinate to any instruments of financing, refinancing, or collateral financing and renewals, extensions, modifications and replacements of them from time to time in existence against the Project. Upon request, the Tenant will subordinate this Lease and all of its rights under it, in the form the Landlord requires, to the mortgages, trust deeds and the charge or lien resulting from them, and any instrument of financing, refinancing or collateral financing and to all advances made or to be made upon the security of them, and if requested, the Tenant will attorn to the holder or holders of them.

(b)	The Tenant will, if possession is taken under, or any proceedings are brought for the foreclosure of, or the power of sale is exercised under any mortgage, charge, lease or sale and leaseback transaction, deed of trust, or the lien resulting from any other method of financing, refinancing, or collateral financing made by the Landlord or otherwise in existence against the Project, attorn to and become a tenant of the mortgagee, chargee, lessee, trustee or other encumbrancer or the purchaser upon any such foreclosure or sale on the same terms and conditions set out herein and recognize the mortgagee, chargee, lessee, trustee or other encumbrancer or the purchaser as the Landlord under this Lease.

15.3	Attorney

The Tenant will, upon request of the Landlord or the Mortgagee or any Person having an interest in the Project, execute and deliver promptly those instruments and certificates needed to carry out the intent of Section 15.1 and 15.2 and which are requested by the Landlord. If ten (10) days after the date of request by the Landlord, the Tenant has not executed and delivered them, the Tenant hereby irrevocably appoints the Landlord as the Tenant’s attorney with full power and authority to execute and deliver in the name of the Tenant the instruments and certificates or the Landlord may terminate this Lease without incurring any liability.

15.4	Financial Information

The Tenant will, upon request, provide the Landlord with such information as to the Tenant’s or the lndemnifier’s financial standing and corporate organization as the Landlord or the Mortgagee requires. Failure of the Tenant to comply with the Landlord’s request will be a default under this Lease.

Without limiting the generality of the foregoing, the Landlord is to be provided with full financial statements pertaining to the Tenant and lndemnifier immediately upon request and in any event within one hundred and twenty (120) days of the end of each fiscal year of the Tenant and lndemnifier. The Tenant acknowledges that such financial statements are being provided to the Landlord so that it may determine whether or not the Tenant or any lndemnifier is insolvent within the meaning of the Bankruptcy and Insolvency Act.

The Tenant agrees to provide to the Landlord prompt notice of any impending financial difficulties of it or the lndemnifier which could lead to a secured creditor’s exercising, or providing notice of an intention to exercise, its remedies, including a notice under Section 244 of the Bankruptcy and Insolvency Act.

Article XVI      DEFAULT

16.1	Rights o(c)f the Landlord

Upon the occurrence of any Event of Default the following provisions apply:

(a)	The Landlord will be entitled to re-enter the Leased Premises and remove all property from the Leased Premises and the property may be sold or disposed of by the Landlord as it considers advisable or may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, all without service of notice or resort to legal process and without the Landlord being guilty of trespass or being liable for any loss or damage which may be occasioned.

(b)	The Landlord may without notice re-enter and take possession of the Leased Premises as though the Tenant or any occupant or occupants of the Leased Premises was or were holding over after the expiration of the Term without any right whatever, and this Lease and the Term will be terminated.

(c)	If the Landlord elects to re-enter the Leased Premises as provided in this Article, or if it takes possession pursuant to legal proceedings or pursuant to any notice provided for by Law, it may either terminate this Lease or it may from time to time, without terminating this Lease, as agent of the Tenant, make those alterations and repairs which are necessary in order to relet the Leased Premises or any part of them for the term or terms (which may be for a term extending beyond the Term) and at a rent and upon those other terms, covenants and conditions which the Landlord in its discretion considers advisable. Upon each reletting, the Rent received by the Landlord from the reletting, will be applied first to the payment of any indebtedness other than Rent due under this Lease from the Tenant to the Landlord; second to the payment of any costs and expenses of the reletting including brokerage fees and solicitors’ fees and the costs of the alterations and repairs; third to the payment of Rent due and unpaid under this Lease; and the residue, if any, will be held by the Landlord and applied as payment of future Rent as it becomes due under this Lease. If the Rent received from the reletting during any month is less than that to be paid during that month by the Tenant under this Lease, the Tenant will pay the deficiency, which will be calculated and paid monthly in advance on or before the first (1st) day of each month. No re-entry or taking possession of the Leased Premises by the Landlord will be construed as an election on its part to terminate this Lease unless a written notice of that intention is given to the Tenant. Despite any reletting without termination, the Landlord may at any time afterwards elect to terminate this Lease for the previous breach. If the Landlord at any time terminates this Lease for any breach, in addition to any other remedies it may have, it may recover from the Tenant all damages it incurs by reason of the breach including the costs of recovering the Leased Premises, solicitors’ fees (on a substantial indemnity basis) and including the worth at the time of the termination, of the excess, if any, of the amount of Rent and charges equivalent to Rent required to be paid under this Lease for the remainder of the stated Term over the then reasonable rental value of the Leased Premises for the remainder of the stated Term. All of the mentioned amounts will be immediately due and payable by the Tenant to the Landlord.

(d)	The full amount of the current month’s instalment of Minimum Rent and Additional Rent together with the next three (3) months’ instalments of Minimum Rent and Additional Rent, all of which will be deemed to be accruing on a day-to-day basis, will immediately become due and payable as accelerated Rent, and the Landlord may immediately distrain for that accelerated Rent together with any arrears.

16.2	Expenses

If legal action is brought for recovery of possession of the Leased Premises, for the recovery of Rent or any other amount due under this Lease, or because of the breach of any other terms, covenants or conditions contained in this Lease on the part of the Tenant to be kept or performed, and a breach is established, the Tenant will pay to the Landlord all the expenses incurred in connection with it, including a solicitor’s fee (on a substantial indemnity basis), unless a court otherwise awards.

16.3	Removal of Chattels

If the Tenant removes its goods and chattels from the Leased Premises, the Landlord may follow them for thirty (30) days as provided in the Commercial Tenancies Act of Ontario.

16.4	Waiver of Exemption from Distress

Despite anything contained in Section 30 of the Commercial Tenancies Act of Ontario or any Law passed to take its place or amend it, none of the goods and chattels of the Tenant at any time during the term, on the Leased Premises, will be exempt from levy by distress for Rent in arrears and if any claim is made for such an exemption by the Tenant, or if distress is made by the Landlord, this Section may be pleaded as an estoppel against the Tenant in any action brought to test the right of the levying upon any of those goods which are named as exempted in any Sections of that Act or any amendments of it. The Tenant waives the rights which it has or which it might have or which it might have had under and sections of that Act, or any amendments of it, were it not for this provision.

16.5	Landlord’s Right to Cure the Tenant’s Default or Perform the Tenant’s Covenants

In addition to its other rights and remedies, the Landlord, if the Tenant defaults under this Lease, may remedy or attempt to remedy the default of the Tenant and in so doing may make any payments due or alleged to be due by the Tenant to third parties and may enter upon the Project to do any work or other things on them in which case all the Landlord’s costs and expenses will be payable together with a fee of fifteen percent ( 15%) of all those costs and expenses representing the Landlord’s overhead, as Additional Rent on demand. The Landlord will not be liable for any Claims resulting from any action or entry by the Landlord under this Section and will not be considered to have breached any covenant for quiet enjoyment.

16.6	Remedies Generally

Mention in this Lease of any particular remedy of the Landlord for a default or Event of Default by the Tenant does not preclude the Landlord from any other remedy in respect of it. No remedy will be exclusive or dependant upon any other remedy but the Landlord may from time to time exercise one or more of its remedies generally or in combination, those remedies being cumulative and not alternative. Whenever the Tenant seeks a remedy in order to enforce the observance or performance of one or more of the obligations of the Landlord under this Lease, the Tenant’s only remedy will be for damages. The Tenant will not apply for injunctive relief and this provision may be pleaded as an estoppel in any proceedings taken by the Tenant to obtain injunctive relief.

16.7	Bankruptcy and Insolvency

The Tenant hereby waives any right it, or any person on its behalf, may have to disclaim, repudiate or terminate this Lease pursuant to any bankruptcy, insolvency, winding-up or other creditors’ proceeding, including, without limitation, the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), and agrees that in the event of any such proceeding the Landlord will comprise a separate class for voting purposes.

Article XVII      MISCELLANEOUS

17.1	Overholding

Upon the expiration of this Lease by the passage of time and the Tenant remaining in possession of the Leased Premises:

(a)	there shall be no implied renewal or extension of this Lease;

(b)	if the Landlord consents in writing to the Tenant remaining in possession, the Tenant shall be deemed notwithstanding any statutory provision or legal assumption to the contrary, to be occupying the Leased Premises as a monthly tenant, which monthly tenancy may be terminated by either party on thirty (30) days written notice to the other, which thirty (30) day period need not end on the last day of a calendar month;

(c)	if the Landlord does not consent in writing to the Tenant remaining in possession, the Tenant shall be deemed, notwithstanding any statutory provision or legal assumption to the contrary, to be occupying the Leased Premises as a tenant at the will of the Landlord, which tenancy may be terminated at any time by the Landlord without the necessity of any notice to the Tenant; and

(d)	the Tenant shall occupy the Leased Premises on the same terms and conditions as are contained in this Lease (including without limitation, the obligation to pay Additional Rent), save and except that:

(a)	the Term and the nature of the tenancy shall be as set out in section 17.1 (b) or (c), as the case may be;

(b)	the Minimum Rent payable by the Tenant shall be paid monthly at a rate equal to twice the amount of monthly Minimum Rent which it was responsible for paying during the last twelve (12) months of the Term; and

(c)	the Tenant shall not be entitled to take the benefit of any rights of renewal, rights of first refusal, options to purchase, rights granting the Tenant exclusive rights to carry on certain business activities in the Building, or any other rights personal to the Tenant and which may be contained in this Lease.

The Tenant shall be stopped and forever barred from claiming any right to occupy the Leased Premises on terms other than as set out in this section and the Landlord may plead this section in any court proceedings. The Tenant shall indemnify and save harmless the Landlord from all Claims incurred by the Landlord as a result of the Tenant remaining in possession of all or part of the Leased Premises following the expiry of the Term. Nothing in this section shall be interpreted as permitting or giving the Tenant an option to stay in possession of the Leased Premises following the expiry of the Term and the Tenant shall surrender the Leased Premises to the Landlord on the expiry of the Term.

17.2	Successors

The rights and liabilities granted to or imposed upon the respective parties to this Lease, extend to and bind the successors and assigns of the Landlord and the heirs, executors, administrators and permitted successors and assigns of the Tenant. No rights, however, enure to the benefit of any Transferee of the Tenant unless the Transfer to the Transferee has been approved by the Landlord in writing in accordance with Section 13.1. If there is more than one Tenant, they are all bound jointly and severally by the terms, covenants and conditions in this Lease.

17.3	Tenant Partnership

If the Tenant is a partnership (the “Tenant Partnership”), each Person who is presently a member of the Tenant Partnership, and each Person who becomes a member of any success or Tenant Partnership, will be and will continue to be liable jointly and severally for the full and complete performance of, and will be and continue to be subject to the terms, covenants and conditions of this Lease, whether or not that Person ceases to be a member of the Tenant Partnership or successor Tenant Partnership.

17.4	Waiver

The waiver by the Landlord of any breach of an obligation by the Tenant is not to be considered a waiver or any subsequent breach of the obligation or any other obligation. The subsequent acceptance of Rent by the Landlord is not to be construed as a waiver of any preceding breach by the Tenant of any obligation under this Lease, regardless of the Landlord’s knowledge of the preceding breach at the same time of acceptance of that Rent. No obligation will be considered to have been waived by the Landlord unless the waiver is in writing by the Landlord.

17.5	Accord and Satisfaction

No payment by the Tenant or receipt by the Landlord of a lesser amount than the monthly payment of Minimum Rent is to be construed as other than on account of the earliest stipulated Minimum Rent, nor is any endorsement or statement on any cheque or any letter accompanying any cheque or payment as Rent to be considered an acknowledgement of full payment or an accord and satisfaction, and the Landlord may accept payment and cash cheques without prejudice to the Landlord’s right to recover the balance of the Rent or pursue its other remedies.

17.6	Notices

Any notice, demand, request or other instrument which may be or is required to be given under this Lease will be delivered in person or sent by telecopy and will be addressed:

(a)	if to the Landlord at attention: President or to such other person or at such other address as the Landlord designates by written notice; and

(b)	if to the Tenant, at the Leased Premises, or, at the Landlord’s option, to the Tenant’s head office.

Any notice, demand, request or consent will be conclusively deemed to have been given or made on the day upon which the notice, demand, request or consent is delivered, and the time period referred to in the notice begins to run from the time of delivery. Either party may at any time give notice in writing to the other of any change of address of the party giving the notice and upon the giving of that notice, the address specified in it will be considered to be the address of the party for the giving of notices under this Lease.

17.7	Registration

The Tenant will not register this Lease, notice of this Lease, or any other document related to this Lease nor any notice of those documents against the Lands or any part of them until it has obtained from the Landlord, its approval in writing concerning the form and content of the document to be registered. The Tenant will be responsible for payment to the Landlord of its expenses including legal fees and disbursements in connection with its review and approval. Any registrable document requested or registered by the Tenant shall contain an irrevocable power of attorney by the Tenant in favour of the Landlord, which power of attorney is also hereby irrevocably granted by the Tenant to the Landlord under the Powers of Attorney Act (Ontario) and which power of attorney shall survive and may be exercised during any subsequent legal incapacity of the Tenant, authorizing the Landlord to execute on behalf of and in the name of the Tenant such notices, agreements and documents as shall be required or desired by the Landlord to expunge or discharge from the register for title of the Lands any interest of the Tenant therein after the expiry or earlier termination of this Lease. The said power of attorney shall survive the expiry or earlier termination of this Lease.

17.8	Quiet Enjoyment

If the Tenant pays the Rent and other sums provided for under this Lease, and observes and performs all of the terms, covenants, and conditions on its part to be observed and performed, the Tenant will peaceably and quietly hold and enjoy the Leased Premises for the Term demised under this Lease, without hindrance or interruption by the Landlord or any other Person lawfully claiming by, through or under the Landlord subject, however, to the terms, covenants and conditions of this Lease.

17.9	Landlord’s Consent

If the Landlord withholds, delays or refuses to give consent as provided by the Terms of this Lease, whether or not the Landlord is entitled to do so, the Landlord shall not be liable for any Claims in any way resulting therefrom and the Tenant shall not be entitled to terminate this Lease or exercise any remedy whatever in respect thereof except to seek the order of a court of competent jurisdiction compelling the Landlord to grant any such consent which the Landlord is obliged to grant pursuant to the terms of this Lease.

17.10	Monetary Amounts

Except as may be otherwise expressly provided herein, all monetary amounts set out in the Lease are in Canadian currency and are exclusive of HST and any other applicable sales taxes.

17.11	Priority

The Tenant acknowledges and agrees that it will not mortgage or otherwise encumber the Leased Premises or the property of the Tenant therein without the consent of the Landlord. In no event shall the Landlord be in less than first priority on terms satisfactory to the Landlord.

17.12	Planning Act

This Lease is subject to the condition that it shall be effective only if the Planning Act is complied with, if applicable. The Landlord shall be responsible for assuring such compliance. If for any reason, Planning Act approval cannot be obtained then the Term of this Lease shall be deemed to be amended so that the same is for twenty one (21) years less one (1) day.

17.13	Force Majeure

In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labour troubles, inability to procure materials, permits or licenses or unavailability of materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding anything herein contained, the provisions of this Section 17.13 shall not operate to excuse the Tenant from the prompt payment of Minimum Rent, Additional Rent or any other payments required by the terms of this Lease, nor entitle the Tenant to compensation for any inconvenience, nuisance or discomfort thereby occasioned.

17.14	Partial Invalidity

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease and/or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be separately valid and enforceable to the fullest extent permitted by law.

17.15	Rules and Regulations

The Rules and Regulations adopted by the Landlord including, without limitation, those set out in Schedule “F”, are made a part of this Lease, and the Tenant will observe them. The Landlord reserves the right to amend or supplement the Rules and Regulations applicable to the Leased Premises or the Project or any part thereof as in the Landlord’s judgment are needed for the safety, care, cleanliness and efficient operation of the Project. Notice of the Rules and Regulations and amendments and supplements, if any, will be given to the Tenant and the Tenant, its invitees or those for whom the Tenant is at law responsible, will thereupon observe them provided that they do not contradict any terms, covenants and conditions of this Lease. Any breach of any of the Rules and Regulations by the Tenant, its invitees or those for whom the Tenant is at law responsible, shall constitute a breach under this Lease and all remedies and rights generally available to the Landlord for a breach by the Tenant under this Lease shall be available and may be applied against the Tenant.

17.16	Limited Recourse

The recourse of the Tenant against the Landlord shall be limited to the Landlord’s interest in the Project. The Tenant shall have no recourse to any other assets of the Landlord.

17.17	No Contra Proferentum

This Lease has been negotiated and approved by counsel on behalf of Landlord and the Tenant and notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against either of the Landlord or the Tenant by reason of the authorship of any of the provisions hereof.

Article XVIII      SPECIAL PROVISIONS

18.1	The provisions herein are subject to those Special Provisions provided in Schedule “F”.

IN WITNESS WHEREOF the parties hereto have executed this Lease on the day and year above written.

IN WITNESS WHEREOF the parties hereto have executed this Lease on the day and year above written.

SIGNED, SEALED AND DELIVERED	)	1057041 ONTARIO INC.
)
)
in the presence of:	)	Per:	/s/ Peter Pekos
	)	10/17/19
)
)
	)	Wood & Water Foods Inc.
)
	)	Per:	/s/ Timothy Donnelly
)
	)	I/We have authority to bind the (Tenant)

Schedule “A”

PARCEL 12-1, SECTION M1386 LOT 12, PLAN 66M1386, TWP OF YORK/NORTH YORK, CITY OF TORONTO

Schedule “B”

Schedule “C”

RULES AND REGULATIONS

A.	The Tenant will not place or permit any debris, garbage, trash or refuse to be placed or left in or upon any part of the Project outside of the Leased Premises.

B.	The Landlord will permit the Tenant and the Tenant’s employees and all Persons lawfully requiring communication with them to have the use during normal business hours of the main entrance and the stairways, corridors, elevators, if any, or other mechanical means of access leading to the Leased Premises. At times other than during normal business hours the Tenant and its employees will have access to the Building and to the Leased Premises only in accordance with the Rules and Regulations and will be required to identify themselves satisfactorily and to register in any book which may at the Landlord’s option be kept by the Landlord for that purpose. In no event will the Tenant be permitted to move in or out of the Leased Premises during normal business hours.

C.	The Landlord will permit the Tenant and its employees to use the washrooms on the Tenant’s floor of the Building.

D.	The Tenant will permit access to the Leased Premises for window cleaners to clean the windows of the Leased Premises during normal business Hours.

E.	The sidewalks, entrances, passages, elevators and staircases will not be obstructed or used by the Tenant, its agents, servants, contractors, invitees or employees for any purpose other than ingress to and egress from the Leased Premises or the Building.

F.	The Tenant, its agents, servants, contractors, invitees or employees, will not bring in or take out, position, construct, install or move any safe or other heavy machinery or equipment or anything liable to injure or destroy any part of the Building without first obtaining the written consent of the Landlord. The Landlord will have the right to prescribe the weight permitted and the position thereof, and the use and design of planks, skids or platforms, to distribute weight. All damage done to the Building by moving or using any heavy equipment or other office equipment or furniture will be repaired at the expense of the Tenant. The moving of all heavy equipment or other office equipment or furniture will occur only by prior arrangement with the Landlord. No Tenant will employ anyone to do its moving in the Building other than staff of the Building, unless permission to employ anyone else is given by the Landlord and the reasonable cost of such moving will be paid by the Tenant. Safes and other heavy office equipment and machinery will be moved through the halls and corridors only upon steel bearing plates. No freight or bulky matter of any description will be received into the Building or carried in the elevators except during hours approved by the Landlord.

G.	The Tenant will not place or cause to be placed any additional locks upon any doors of the Leased Premises without the approval of the Landlord and subject to any conditions imposed by the Landlord.

H.	The Tenant will not permit any cooking or any heating of any food or liquids in the Leased Premises without the written consent of the Landlord.

I.	Canvassing, soliciting and peddling in or about the Project are prohibited.

J.	The Tenant will not place or maintain any supplies, merchandise or other articles in any vestibule or entry of the Leased Premises, on the footwalks adjacent thereto or elsewhere on the exterior of the Leased Premises or elsewhere in the Building.

K.	The Tenant will not permit or allow any odours, vapours, steam, water, vibrations, noises or other undesirable effects to emanate from the Leased Premises or any equipment or installation therein, which in the Landlord’s opinion, are objectionable or cause any interference with the safety, comfort or convenience of the Building by the Landlord or the occupants and tenants thereof or their agents, servants, invitees or employees.

L.	The Tenant will use only the Building standard window blinds as determined by the Landlord and will not install or permit to be installed on or adjacent to the windows in the Leased Premises any other window coverings or shades of any type whatsoever whether or not visible from the outside of the Building, including, without limitation, drapes, curtains, blinds or shades.

M.	The Tenant shall not receive or ship fixtures, equipment or articles of any kind whatsoever except through facilities, doors and elevators designated by the Landlord and at hours prescribed by the Landlord and under the supervision of the Landlord, its agents or employees.

N.	The Tenant will, at its expense, comply with any waste management, disposal and recycling requirements of both the Landlord and any applicable governmental Authorities.

Schedule “D”

LANDLORD’S AND TENANT’S WORK

I.	LANDLORD’S WORK:

The Landlord will complete at its expense the following work in the manner and finishes standard to the Property and as may be further detailed in any design criteria applicable to the Property:

a.	Inspect and repair, if necessary, all existing and remaining on the premises, electrical, heating, plumbing, lighting including outside lighting fixtures, air-conditioning covering the office area, shipping doors, windows, roof and the roof membrane, mechanical and other equipment, supplied with the said premises and warrants that all the said equipment and structure including roof and foundation shall be in good working order and condition.

b.	Electrical - separate units 226 and 228 with discussion and input from tenant.

c.	Construct a cinder block wall to permanently separate unit 226 and unit 228

d.	Bring the washroom into an operating condition

e.	Deliver the premises to the tenant in a broom swept condition at the commencement date of the lease

II.	TENANT’S WORK:

A.	The Tenant shall, in compliance with the provisions contained in this Lease, provide the following at its cost and subject to the Landlord’s approval:

At a future date, install a walk-in freezer or refrigerator with the installation of a compressor on the roof of the building, subject to the Landlord’s approval.

At a future date construct a small office area at the front of the building

Epoxy the floor subject to the Landlord’s approval. Date (Pre moving /Post moving) to be mutually agreed between Landlord and Tenant.

B.	Conduct of Tenant’s Work

Design Criteria:

The information contained in any design criteria published in respect of the Property is intended to outline the design concept of the Property, set out requirements for obtaining approvals and establish the design and construction procedures applicable to the Tenant’s Work. The Tenant agrees to comply with any such design criteria.

Tenant’s Drawings and Specifications:

The Tenant shall provide complete architectural, mechanical and electrical working drawings and specifications for the Tenant’s Work for the Landlord’s approval prior to the commencement of any Tenant’s Work. One (1) sepia and three (3) white prints of all drawings and schedules shall be submitted, together with four (4) copies of all specifications.

The Landlord reserves the right to require such additional information and drawings from the Tenant as may be reasonably necessary to properly identify and describe the nature of the Tenant’s Work.

The Landlord will return one copy of the drawings and specifications with its approval and/or comments to the Tenant. In the event that revisions are required to the Tenant’s drawings and/or specifications, revised drawings and/or specifications shall be re-submitted for final approval within ten (10) days of the request for revisions. The Tenant shall be required to maintain on site, during the construction period, a complete set of working drawings bearing the Landlord’s approval stamp as well as building permit drawings and insurance certificates.

The Tenant shall not make any change to the drawings, specifications and schedules approved by the Landlord without obtaining the prior written approval of the Landlord.

Tenant’s Consultants:

The Landlord encourages tenants to use the services of the Landlord’s consulting engineers. In the event that the Tenant selects consultants other than the Landlord’s consulting engineers, work designed by the Tenant’s consultants shall be approved by the Landlord’s consultants to verify compatibility with the Property design, all at the Tenant’s expense.

General Requirements:

The Tenant and its contractor(s) shall comply, at all times, with the following:

(a)	the Tenant’s contractor and sub-contractors are subject to the Landlord’s prior approval;

(b)	materials and equipment for the Tenant’s Work shall be stored only within the Premises;

(c)	under no circumstances shall the Tenant or its contractor drill or cut chases or openings of any description in any part of the structure. Any work of this type required by the Tenant and approved by the Landlord shall be performed by the Landlord’s contractor at the Tenant’s expense;

(d)	the Tenant shall notify the Landlord at least twenty-four (24) hours in advance and obtain its approval prior to conducting any tests on plumbing, fire protection and electrical systems. The Tenant shall be responsible for any damage which may result from such testing;

(e)	the Tenant shall perform work on the plumbing, mechanical, electrical, fire protection and life safety systems outside the Normal Business Hours should the Landlord deem interruptions to these systems detrimental to the safety or proper operation of the Property;

(f)	the Tenant shall allow the Landlord’s general contractor and its sub-contractors free access to the Premises during Normal Business Hours for the purposes of completing the Landlord’s Work in areas within or adjacent to the Premises. The Landlord and its consultants shall be given access to the Premises at all times for the purpose of carrying out their duties with respect to supervision and inspections;

(g)	all Tenant’s Work shall be completed using new materials, unless otherwise approved by the Landlord; and

(h)	the Tenant and its contractor(s) shall advise the Landlord of any flammable or hazardous materials used on the Premises and, without limiting any other obligation, shall comply with all laws and regulations respecting hazardous materials.

Fees and Costs

In all cases, the Tenant shall pay to the Landlord the costs of all services used or consumed in connection with the completion of the Tenant’s Work such as, without limitation, security, sanitary facilities, hoisting, garbage disposal and elevator service.

Any costs or expenses payable by the Tenant pursuant to this Schedule shall be payable on demand as Additional Rent.

Insurance

Prior to commencement of the Tenant’s Work, the Tenant shall submit proof of and maintain during the construction period the insurance coverage required by the Lease.

Indemnity

The Tenant covenants and agrees at all times to save the Landlord and its property manager harmless from, and keep them indemnified against any and all claims, demands, actions, suits and proceedings of whatsoever nature upon or in respect of, or in any manner arising out of, the Tenant’s Work which at any time or times hereinafter shall, or may, be made, brought or proceeded against the Landlord and/or its property manager and also from and against all loss, costs, charges, damages, and expenses which the Landlord may sustain or incur for reason of such claim, demand, action, suit or proceeding.

Debris

The Tenant and its contractors are responsible for removing all garbage and debris from the Premises and associated areas daily and placing such garbage and debris in containers provided for that purpose. The Tenant will be assessed its equitable share of the cost of providing empty garbage containers on the site during the construction of the Premises. Any of the Tenant’s garbage or debris removed by others at the Landlord’s direction will be charged to the Tenant’s account.

Fire Safety

The Tenant shall employ the base Building fire protection, fire alarm and life safety contractors to perform all sprinkler additions, deletions, relocations and all other revisions to the base building fire protection, fire alarm and life safety systems.

C.	Completion of Tenant’s Work

Prior to opening for business, the Tenant will obtain and provide to the Landlord a copy of every occupancy and other permit that may be required from any governmental authority to permit the Tenant to open for business.

The Tenant will provide to the Landlord, within thirty (30) days of completion of the Tenant’s Work, a statutory declaration stating that:

there are no construction liens outstanding against the Premises or the Property on account of the Tenant’s Work; and

all accounts in respect of work, services and materials have been paid in full with respect to all of the Tenant’s Work.

The Tenants shall also furnish to the Landlord within thirty (30) days of completion of the Tenant’s Work, a clearance certificate issued under the applicable workers’ compensation legislation of the province in which the Premises are located, in respect of each contractor and subcontractor who performed any of the Tenant’s Work.

D.	Liens

1.            Notwithstanding anything contained in this Lease:

(a)	the Tenant agrees to indemnify and save the Landlord harmless from any claims, liability, damages, costs (as between a solicitor and its own client) or expenses incurred by the Landlord as a result of any liens registered against the title to the Property in connection with any Tenant’s Work. The Tenant shall, within five (5) days after demand, cause the appropriate monies or security to be paid into Court so as to remove any such lien from the title to the Property. If it fails to do so, the Landlord may, but shall not be obliged to pay the amount due directly to the claimant or into Court, all at the cost and expense of the Tenant.

(b)	nothing contained in this Schedule or anywhere else in this Lease shall authorize the Tenant to, or imply to any other person, a consent or agreement or request on the part of the Landlord to subject the Landlord’s interest in the Property to any builder’s lien, construction lien, mechanic’s lien or any other lien of any nature or kind whatsoever. Notice is hereby given to all persons that the Landlord hereby expressly refuses and denies any consent or agreement or request to permit its interest in the Property to be subject to any such lien without its prior written agreement to that effect.

Schedule “E”

RENEWAL OPTION

Provided that the Tenant or its approved assignee is: (i) in occupation of the whole of the Leased Premises; (ii) is not default of the Lease: and (iii) duly and regularly pays the Rent, is actively operating from the Leased Premises and performs all of the covenants, provisos and agreements on the part of Tenant to be paid and performed in the Lease, Tenant shall have the right and option to extend the term of this Lease from the date upon which it would otherwise expire for a One (1) Renewal Period of Five (5) years each upon the same terms and conditions as are herein set forth except for Minimum Rent in the renewal period, further tenant’s allowances or inducements payable and options to renew. If Tenant elects to exercise said option to extend the term it shall do so by giving notice of such election to Landlord upon at least one hundred and eighty (180) days written notice prior to the expiration of the original lease Term. If Tenant elects to exercise the said option to extend, the term of this Lease shall be automatically extended for the Renewal Period of Five (5) years without execution of an extension or renewal lease.

1.	If Tenant shall fail to give notice in writing exercising its option to renew within the time stipulated Tenant’s rights to extend the term of this Lease shall be extinguished.

2.	The Minimum Rent to be payable by Tenant to Landlord during the Renewal Period shall be the fair market rental value of the Leased Premises as at the commencement of the Renewal Period as may be agreed to by no later than Ninety (90) days prior to the expiration of the Term and failing such agreement to be determined by arbitration pursuant to the Arbitrations Act (Ontario) or successor legilation.

3.	There will be no further right to extend the Term;

4.	There shall be no leasehold improvement allowance, Landlord’s Work, rent free period or other inducements.

Schedule “F”

SPECIAL PROVISIONS

The provisions of this Schedule “F” apply notwithstanding any provision of the Lease to the contrary and in the event of any conflict between any of the provisions of this Schedule “F” and the provisions of the Lease, such conflict will be resolved by giving effect and precedence to the provisions of this Schedule “F”.

1.            MINIMUM RENT FREE PERIOD

Provided that the Tenant has executed this Lease, has delivered to the Landlord satisfactory evidence of having put in place the insurance it is required to take out and maintain under this Lease and has transferred all utility accounts for the Leased Premises into its name and has delivered post-dated Rent cheques pursuant to section 4.2(b, it may have possession of the Leased Premises as early as October 15, 2019 in order that it may commence Tenant’s Work and otherwise make same fit for the commencement of its business conducted therefrom. As and from October 15, 2019 of the Leased Premises by the Tenant to and including November 30, 2019 shall be on Minimum Rent free basis for the Tenant provided that during such period of possession by the Tenant, the Tenant shall be responsible for all utilities consumed on or attributable to the Leased Premises and shall be responsible for alt other provisions of this Lease as though the Commencement Date had occurred on December 1, 2019.